                           SCHEDULE 14A INFORMATION

          Proxy Statement Pursuant to Section 14(a) of the Securities
                    Exchange Act of 1934 (Amendment No.  )

Filed by the Registrant [X]

Filed by a Party other than the Registrant [_]

Check the appropriate box:

[_]  Preliminary Proxy Statement         [_]  CONFIDENTIAL, FOR USE OF THE
                                              COMMISSION ONLY (AS PERMITTED BY
                                              RULE 14A-6(E)(2))

[X]  Definitive Proxy Statement

[_]  Definitive Additional Materials

[_]  Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-12

                                Steelcase Inc.
--------------------------------------------------------------------------------
               (Name of Registrant as Specified In Its Charter)


--------------------------------------------------------------------------------
   (Name of Person(s) Filing Proxy Statement, if other than the Registrant)


Payment of Filing Fee (Check the appropriate box):

[X]  No fee required

[_]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.


     (1) Title of each class of securities to which transaction applies:

     -------------------------------------------------------------------------


     (2) Aggregate number of securities to which transaction applies:

     -------------------------------------------------------------------------


     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

     -------------------------------------------------------------------------


     (4) Proposed maximum aggregate value of transaction:

     -------------------------------------------------------------------------


     (5) Total fee paid:

     -------------------------------------------------------------------------

[_]  Fee paid previously with preliminary materials.

[_]  Check box if any part of the fee is offset as provided by Exchange
     Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1) Amount Previously Paid:

     -------------------------------------------------------------------------


     (2) Form, Schedule or Registration Statement No.:

     -------------------------------------------------------------------------


     (3) Filing Party:

     -------------------------------------------------------------------------


     (4) Date Filed:

     -------------------------------------------------------------------------

Notes:

[Steelcase Logo]

                                 STEELCASE INC.
                               901 44th Street SE
                          Grand Rapids, Michigan 49508




                                 NOTICE OF 2001
                               ANNUAL MEETING OF
                                  SHAREHOLDERS


                                PROXY STATEMENT

                              FINANCIAL STATEMENTS
                             AND OTHER INFORMATION

                                [Steelcase Logo]

                                 STEELCASE INC.
                               901 44th Street SE
                          Grand Rapids, Michigan 49508


                            NOTICE OF ANNUAL MEETING

                    Date:       June 25, 2001
                    Time:       11:00 A.M. Eastern Daylight Time
                    Location:   Corporate Headquarters Theater
                                901 44th Street SE
                                Grand Rapids, Michigan 49508


To Steelcase Shareholders:

You are invited to attend our 2001 annual meeting of shareholders. The meeting is being held for the purpose of allowing you and the other shareholders of Steelcase to vote on the following proposal and any other business that properly comes before the meeting:

  . Electing four Directors to a three-year term on the Board of Directors. The Board has nominated for election James P. Hackett, David W. Joos, Elizabeth Valk Long, and P. Craig Welch, Jr.

You may vote at the meeting if you were a shareholder of record at the close of business on May 1, 2001. Your Board of Directors recommends that you vote for each of the nominees.

Please review the attached Proxy Statement and accompanying proxy card. Whether you plan to attend the annual meeting or not, we urge you to vote your shares as soon as possible. You may vote by telephone, the Internet, or by signing and returning the accompanying proxy card in the enclosed postage-paid envelope. This will allow your shares to be voted if you do not attend the meeting. Whether you appoint a proxy by returning the enclosed proxy card or by responding by telephone or the Internet, if you attend the meeting, you may withdraw your proxy and vote your own shares.

We look forward to seeing you at the meeting.

                                By Order of the Board of Directors

                                Jon D. Botsford
                                Senior Vice President, Secretary and
                                 Chief Legal Officer

Grand Rapids, Michigan
May 17, 2001

[Steelcase Logo]

                                 STEELCASE INC.
                               901 44th Street SE
                          Grand Rapids, Michigan 49508




                                PROXY STATEMENT

                               TABLE OF CONTENTS

Questions and Answers.......................................................   1

Proposal Requiring Your Vote--Election of Directors.........................   4

Our Board of Directors......................................................   4

Committees of the Board of Directors........................................   7

Directors' Compensation.....................................................   8

Stock Ownership of Management and More Than 5% Shareholders.................   9

Report of the Audit Committee...............................................  12

Audit Fees..................................................................  13

Executive Compensation: Report of the Compensation Committee................  13

Executive Compensation, Retirement Programs and Other Arrangements..........  17

Compensation Committee Interlocks and Insider Participation.................  23

Stock Performance Graph.....................................................  24

Other Matters...............................................................  25

Audit Committee Charter..................................................... A-1

                             QUESTIONS AND ANSWERS

1. Q: What may I vote on?
  A: The election of nominees to serve on our Board of Directors and any other business that properly comes before the meeting.

2. Q: How does the Board recommend I vote on the proposals?
  A: The Board recommends a vote for each of the nominees for Director listed on pages 4 and 5.

3. Q:Who is entitled to vote?
  A: Shareholders of record of Class A Common Stock and Class B Common Stock at the close of business on May 1, 2001 may vote at the meeting.

4. Q:What are my voting rights?
  A: On all matters that properly come before the meeting, each shareholder has one vote per share of Class A Common Stock and ten votes per share of Class B Common Stock owned of record at the close of business on May 1, 2001.

5. Q: How do I vote?
  A: If you are a registered shareholder (that is, if you hold your Steelcase stock directly in your name), you may vote by telephone, the Internet or by mail.

      To vote by telephone or the Internet: Please follow the instructions on the proxy card. The deadline for voting by telephone or the Internet is 11:59 p.m. Eastern Daylight Time on June 24, 2001.

      To vote by mail: Please complete, sign, date and return the accompanying proxy card in the enclosed postage-paid envelope.

    If you hold your stock in "street name" (that is, your shares are registered in the name of a bank, broker or other nominee, which we will collectively refer to as your "broker"), you must vote your shares in the manner required by your broker.

    Whether you vote by telephone, the Internet or by mail, you may specify whether your shares should be voted for all, some or none of the nominees for Director.

    If you do not specify a choice, your shares will be voted FOR the election of all the nominees for Director listed under "Proposal Requiring Your Vote: Election of Directors" on pages 4 and 5.

6. Q: How will voting on any other business be conducted?
  A: For any other matter that may properly come before the meeting, your shares will be voted in the discretion of the holders of the proxy. As of May 1, 2001, we do not know of any other matter to be considered at the meeting.

7.Q:Can I revoke my proxy?
  A: If you appoint a proxy, you may revoke it at any time before it is exercised in any of three ways:

    (1)   by notifying the Secretary of Steelcase in writing;

    (2) by delivering to the Secretary of Steelcase a proxy dated with a later date; or

    (3)   by attending the meeting and voting in person.

8. Q: Who can attend the annual meeting?
  A:  Shareholders of record of Steelcase Class A and Class B common stock.

9. Q: Can I listen to the shareholder meeting if I cannot attend?
  A: If you have access to the Internet, you can listen to a live audiocast of the 2001 shareholder's meeting. Instructions for listening to this audiocast will be available at our website, www.steelcase.com, approximately one week before the meeting. A replay of the audiocast will be available within two hours of the meeting and until July 23, 2001.

10. Q:  How many shares are entitled to vote at the annual meeting?
  A: As of the close of business on May 1, 2001, the record date for determining shareholders entitled to vote at the annual meeting, there were outstanding 32,635,033 shares of Class A Common Stock and 114,916,271 shares of Class B Common Stock.

11. Q: Does any shareholder own 5% or more of Steelcase's common stock?
  A: Yes, please see the "Stock Ownership of Management and More than 5% Shareholders" table on pages 9 to 12.

12. Q: When are shareholder proposals for next year's annual meeting due?
  A: Shareholder proposals to be presented at our 2002 annual meeting of shareholders must be received by the Secretary of Steelcase, at our principal executive offices (901 44th Street SE, Grand Rapids, Michigan 49508) by January 17, 2002, in order to be considered for inclusion in our proxy statement and proxy related to that meeting. Your proposals should be sent by certified mail, return receipt requested.

    Shareholder proposals to be presented at our 2002 annual meeting of shareholders, but that are not intended to be considered for inclusion in our proxy statement and proxy related to that meeting, must be received by Steelcase no later than April 16, 2002. Any such proposals should be sent to the Secretary of Steelcase at our principal executive offices by certified mail, return receipt requested. If we do not receive shareholder proposals by April 16, 2002, our proxy may allow the proxy holder to vote on such proposals in accordance with their best judgement.

13. Q: Why are the financial statements and other information attached to this Proxy Statement?
  A: This year it was our goal to provide in our Summary Annual Report more information and insight about our results for fiscal year 2001 in a concentrated and cost-effective format. The complete financial statements, which incorporate an in-depth analysis of fiscal year 2001 results (Management's Discussion and Analysis), are attached to this Proxy Statement.

             PROPOSAL REQUIRING YOUR VOTE -- ELECTION OF DIRECTORS

Our Board of Directors currently consists of eleven Directors divided into three classes (Classes I, II and III), serving staggered three-year terms. Effective June 25, 2001, Chairman Emeritus Robert C. Pew II will retire from our Board because Steelcase's bylaws prohibit Directors from standing for election after age 75.

There are four nominees for election this year. They are nominated to serve as Class III Directors for a three-year term that will expire at the 2004 annual meeting. The following pages contain information regarding the Director nominees and our other Directors.

Your proxy holder will vote your shares as you specify in your proxy. If you do not specify how you want your shares voted when you provide your proxy, and you have used Steelcase's proxy form, your shares will be voted for the election of all of the nominees. However, if any nominee is unable or unwilling to serve as a Director, the Board may select a substitute nominee, and, in that event, your proxy holder will vote your shares for that person.

Neither Steelcase nor the members of our Board of Directors intend to bring before the meeting any matters other than the election of Directors. As of May 1, 2001, we are not aware of any other matter to be brought before the shareholders by others. If any matter properly comes before the meeting, however, the persons named in the enclosed form of proxy intend to vote in accordance with their best judgement.

                             OUR BOARD OF DIRECTORS

  Nominees For Election as Class III Directors For the Term Expiring in 2004:


                  James P. Hackett Director since 1994

                  Mr. Hackett has been President and Chief Executive Officer of Steelcase since 1994. Mr. Hackett also serves as a member of the Board of Trustees of The Northwestern Mutual Life Insurance Company. Mr. Hackett served as a Director of Old Kent Bank Financial Corporation until April 2, 2001, when it was acquired by Fifth Third Bancorp. Age 46.
[PHOTO OF JAMES P. HACKETT]


                  David W. Joos Nominee for Director

                  Mr. Joos has been Executive Vice President, Chief Operating Officer--Electric of CMS Energy Corporation since 2000. From 1997 to 2000, Mr. Joos served as President and Chief Executive Officer--Electric, and from 1994 to 1997, as Executive Vice President, Chief Operating Officer--Electric, of Consumers Energy, the primary electric utility of CMS Energy Corporation. Age 48.
[PHOTO OF DAVID W. JOOS]

                  Elizabeth (Lisa) Valk Long Director since 2001

                  Ms. Long has been Executive Vice President of Time Inc., a magazine publisher, since 1995. From 1991 to 1995, Ms. Long was President of Time Magazine. Ms. Long was appointed to the Steelcase Board of Directors in March 2001. Ms. Long also serves on the Board of Directors of J.M. Smucker Company. Age 51.
[PHOTO OF ELIZABETH VALK LONG]


                  P. Craig Welch, Jr. Director since 1979

                  Since 1999, Mr. Welch has been Manager of Honzo LLC, an investment/venture capital firm. From 1987 to 1999, Mr. Welch was a venture capitalist. From 1967 to 1987, Mr. Welch held various positions at Steelcase, including Director of Information Services and Director of Production Inventory Control. Age 56.
[PHOTO OF P. CRAIG WELCH, JR.]

     Class I Directors Continuing in Office For the Term Expiring in 2002:

                  Earl D. Holton Director since 1998

                  Mr. Holton has served as Chairman of the Board of Steelcase since March 1999. He has also held a variety of positions with Meijer, Inc., a Grand Rapids, Michigan based operator of food and general merchandise stores, including President from 1980 until 1999. Mr. Holton currently serves as Vice Chairman and member of the Meijer, Inc. Board of Directors. Mr. Holton also serves on the Board of Directors of CMS Energy Corporation. Age 67.
[PHOTO OF EARL D. HOLTON]


                  David D. Hunting, Jr.Director since 1960

                  After joining Steelcase in 1948, Mr. Hunting held various positions, including Executive Vice President, Subsidiaries, from 1981 until his retirement in 1989. Age 74.
[PHOTO OF DAVID D. HUNTING, JR.]

                  Frank M. Merlotti Director since 1973

                  After joining Steelcase in 1961, Mr. Merlotti held various positions, including President and Chief Operating Officer from 1980 and Chief Executive Officer from 1988, in each case until his retirement in 1991. Mr. Merlotti also served as President and Chief Executive Officer of Steelcase on an interim basis for part of 1994. Age 74.
[PHOTO OF FRANK M. MERLOTTI]

                  Peter M. Wege II Director since 1979

                  Mr. Wege has been President of Greylock, Inc., a venture capital firm, since 1990. From 1981 to 1989, he held various positions at Steelcase, including President of Steelcase Canada Ltd. Age 52.
[PHOTO OF PETER M. WEGE II]

     Class II Directors Continuing in Office For the Term Expiring in 2003:


                  David Bing Director since 1998

                  Mr. Bing has been Chairman of the Board of The Bing Group, a Detroit, Michigan based steel service center, since 1980. Mr. Bing also serves on the Board of Directors of DTE Energy Company and Lear Corporation. Age 57.
[PHOTO OF DAVID BING]


                  William P. Crawford Director since 1979

                  After joining Steelcase in 1965, Mr. Crawford held various positions including President and Chief Executive Officer, Steelcase Design Partnership from 1991 until his retirement in 2000. Mr. Crawford also served as a Director of Old Kent Bank Financial Corporation until April 2, 2001, when it was acquired by Fifth Third Bancorp. Age 58.
[PHOTO OF WILLIAM P. CRAWFORD]


                  Robert C. Pew III Director since 1987

                  Since 1995, Mr. Pew has been the owner of Cane Creek Farm. From 1974 to 1984 and from 1988 to 1994, Mr. Pew held various positions at Steelcase, including President of Steelcase North America and Executive Vice President, Operations. Age 50.
[PHOTO OF ROBERT C. PEW III]

Related Directors

Mr. Robert C. Pew II is the father of Robert C. Pew III and the uncle of William P. Crawford and P. Craig Welch, Jr. Additionally, Messrs. Pew III, Crawford and Welch are first cousins.

Meetings

Our Board of Directors held four meetings during the fiscal year ended February 23, 2001. All Directors attended 75% or more of the aggregate number of meetings of the Board and meetings of committees on which they served during the year, except David Bing, who attended 71% of those meetings.

                      COMMITTEES OF THE BOARD OF DIRECTORS

The following is information regarding the committees of our Board of Directors.

Audit Committee

  Functions:   .   Serves as an independent and objective party to monitor
                   Steelcase's financial reporting process and internal
                   control system
               .   Reviews and appraises the audit efforts of Steelcase's
                   internal audit department and independent auditors, who are ultimately accountable to the Board of Directors and the
                   Audit Committee
               .   Monitors compliance with the Audit Committee Charter

Compensation Committee

  Functions:   .   Makes general policy decisions relating to compensation and benefits for our employees and Directors
               .   Establishes the compensation of our President and Chief
                   Executive Officer

This committee has delegated administration of our compensation and benefit plans to various administrative committees.

Executive Committee

  Function:    .   Exercises all the powers of our Board when required in the management of our business affairs and property during intervals between regular meetings of our Board

             Board Committee Membership Roster (as of May 1, 2001)


   Name                          Audit               Compensation               Executive
 ----------------------------------------------------------------------------------------
   David Bing                      X
 ----------------------------------------------------------------------------------------
   William P. Crawford                                    X                         X
 ----------------------------------------------------------------------------------------
   James P. Hackett                                       X                         X
 ----------------------------------------------------------------------------------------
   Earl D. Holton                  X                      X                         X
 ----------------------------------------------------------------------------------------
   David D. Hunting, Jr.           X*
 ----------------------------------------------------------------------------------------
   Elizabeth Valk Long             X
 ----------------------------------------------------------------------------------------
   Frank H. Merlotti                                      X*                        X*
 ----------------------------------------------------------------------------------------
   Robert C. Pew II                                       X                         X
 ----------------------------------------------------------------------------------------
   Robert C. Pew III                                      X                         X
 ----------------------------------------------------------------------------------------
   Peter M. Wege II                                       X                         X
 ----------------------------------------------------------------------------------------
   P. Craig Welch, Jr.                                    X
 ----------------------------------------------------------------------------------------
   Number of Meetings
    in Fiscal Year 2001:           3                      4                         0

  *  Committee chairman

                            DIRECTORS' COMPENSATION

We do not pay additional compensation to Directors who are also our employees for their services as Directors or committee members. In fiscal year 2001, we compensated our non-employee Directors as follows:

   Type Of Compensation                             Director Chairman
 --------------------------------------------------------------------
   Annual Retainer                                  $25,000  $90,000
 --------------------------------------------------------------------
   Board Meeting Attendance Fee (per meeting)       $ 2,000  $     0
 --------------------------------------------------------------------
   Committee Attendance Fee (per meeting)           $ 1,000  $     0
 --------------------------------------------------------------------
   Committee Chairman Attendance Fee (per meeting)  $ 1,500  $     0

Each Director is also reimbursed for out-of-pocket expenses incurred in connection with attending meetings of our Board or its committees.

Each non-employee Director can participate in our Non-Employee Director Deferred Compensation Plan. Under this plan, an eligible Director may defer all or part of the retainer and/or committee fees until the Director no longer serves on our Board. A Director may elect to have the deferred amount deemed invested in Steelcase Class A Common Stock, the Kent Money Market Fund, the Old Kent Balanced Fund and/or the Kent Index Equity Fund. Non-employee Directors owning less than 1,000 shares of Steelcase common stock are required to defer a minimum of 25% of their retainer as a deemed investment in Steelcase Class A Common Stock.

Each Director participates in our Incentive Compensation Plan. Each person who was a non-employee Director in fiscal year 2001 received a non-qualified stock option for 7,217 shares. Mr. Holton also received a non-qualified option for 20,265 shares.

Each Director may also receive healthcare coverage under our employee benefit plan. In addition, William P. Crawford, David D. Hunting, Jr., Frank H. Merlotti, Robert C. Pew II and Robert C. Pew III currently receive or are entitled to receive payments under supplemental retirement and/or deferred compensation arrangements, which were in effect when their active employment with Steelcase ended.

          STOCK OWNERSHIP OF MANAGEMENT AND MORE THAN 5% SHAREHOLDERS

The table below shows how much Steelcase common stock was beneficially owned as of May 1, 2001 (unless another date is indicated) by:

    1.  Each Director and nominee for Director

    2. Each executive officer named in the Summary Compensation Table on page 17

    3. Each other person known by Steelcase to beneficially own more than 5% of Steelcase Common Stock

    4.  All Directors and executive officers as a group

Generally, a person "beneficially owns" shares if the person has or shares with others the right to vote those shares or to dispose of them, or if the person has the right to acquire such voting or disposition rights within 60 days after May 1, 2001 (for example, by exercising options). In most cases, each individual has the sole power to vote or dispose of the shares shown as beneficially owned in the table below. Where this is not the case, voting and disposition power is clarified in the notes following the table.

                                                                 Class B Common
                                 Class A Common Stock/1/              Stock
                              --------------------------------------------------------------
                                Shares                           Shares
                             Beneficially   Stock    Percent  Beneficially Percent  Deferred
  Name of Beneficial Owner      Owned     Options/2/ of Class    Owned     of Class Stock/3/
--------------------------------------------------------------------------------------------
  Robert A. Ballard               8,000    134,513        *        56,000       *         0
--------------------------------------------------------------------------------------------
  David Bing                          0      5,739        *             0       *       886
--------------------------------------------------------------------------------------------
  Robert W. Black/4/                110     53,246        *        21,000       *         0
--------------------------------------------------------------------------------------------
  William P. Crawford/5/             10     59,196        *    11,456,886    10.0         0
--------------------------------------------------------------------------------------------
  James P. Hackett/6/            27,810    275,235        *        81,900       *         0
--------------------------------------------------------------------------------------------
  Earl D. Holton/7/               8,000     18,495        *             0       *     4,782
--------------------------------------------------------------------------------------------
  David D. Hunting, Jr./8/          306      5,739        *     3,514,154     3.1         0
--------------------------------------------------------------------------------------------
  David W. Joos                       0          0        *             0       *         0
--------------------------------------------------------------------------------------------
  Elizabeth Valk Long/9/          1,000          0        *             0       *       121
--------------------------------------------------------------------------------------------
  Frank H. Merlotti/10/             100    105,739        *         7,628       *         0
--------------------------------------------------------------------------------------------
  Robert C. Pew II/11/                0      5,739        *    21,384,805    18.6         0
--------------------------------------------------------------------------------------------
  Robert C. Pew III/12/          14,000      5,739        *     1,799,241     1.6         0
--------------------------------------------------------------------------------------------
  Alwyn Rougier-
   Chapman/13/                      736     77,535        *        80,571       *         0
--------------------------------------------------------------------------------------------
  Peter M. Wege II/14/        5,700,000      5,739     17.5     1,114,631       *         0
--------------------------------------------------------------------------------------------
  P. Craig Welch, Jr./15/         5,000      5,739        *     5,440,456     4.7     5,450
--------------------------------------------------------------------------------------------
  Old Kent Financial
   Corporation and Old
   Kent Bank, as trustee,
   agent or custodian/16/
  111 Lyon Street, N.W.
  Grand Rapids, MI 49503        256,027          0        *    85,614,565    74.5         0
--------------------------------------------------------------------------------------------
  Peter M. Wege/17/
  P.O. Box 6388
  Grand Rapids, MI 49516      5,925,500      5,739     18.2    23,152,036    20.1         0
--------------------------------------------------------------------------------------------
  Charles C. Lundstrom, as
   co-trustee of the Peter
   Martin Wege Trust/18/
  45 Concho Circle
  Sedona, AZ 86351                    0          0        *    20,050,323    17.4         0
--------------------------------------------------------------------------------------------
  Thomas Crawford/19/
  300 Hot Springs Road #I-
   175
  Santa Barbara, CA 93108             0          0        *     9,149,165     8.0         0
--------------------------------------------------------------------------------------------
  Allen I. Hunting,
   Jr./20/
  2820 Pioneer Club Rd.
  Grand Rapids, MI 49506              0          0        *     8,441,404     7.3         0
--------------------------------------------------------------------------------------------
  Mary I. Pew/21/
  c/o Steelcase Inc.
  901 44th Street
  Grand Rapids, MI 49508              0          0        *     7,739,651     6.7         0
--------------------------------------------------------------------------------------------
  Directors and Executive
   Officers as a group (20
   persons)/22/               5,766,802    906,181     19.9    44,957,272    39.1    11,239

Notes:

*  Less than 1%

1 Each share of Class B Common Stock can be converted at the option of the holder into one share of Class A Common Stock and is automatically converted into a share of Class A Common Stock when transferred to a person who is not a Permitted Transferee (as defined in Steelcase's Second Restated Articles of Incorporation). The number of shares of Class A Common Stock and percentages contained under this heading do not account for this conversion right. If, however, the number of shares of Class A Common Stock beneficially owned by each shareholder was calculated to include the number of shares such shareholder would acquire upon conversion of his or her Class B Common Stock, the following shareholders, in addition to those reflected in the table above and in notes 4 through 22 below, would be deemed to beneficially own the number of shares of Class A Common Stock and the percentage of the total shares of Class A Common Stock listed after their names as follows:

      ABJ Investments Limited Partnership  4,476,491 shares 12.1%
     ------------------------------------------------------------
      Beldon II Fund                       2,135,221 shares  6.1%
     ------------------------------------------------------------
      Mary W. Corl                         3,607,735 shares 10.0%
     ------------------------------------------------------------
      Allen I. Hunting, Sr                 4,476,491 shares 12.1%
     ------------------------------------------------------------
      Anne Hunting                         5,158,883 shares 13.7%
     ------------------------------------------------------------
      Helen J. Hunting                     4,476,491 shares 12.1%
     ------------------------------------------------------------
      James F. Hunting                     5,538,026 shares 14.7%
     ------------------------------------------------------------
      John R. Hunting                      2,988,565 shares  8.4%
     ------------------------------------------------------------
      William W. Idema                     3,823,990 shares 10.5%
     ------------------------------------------------------------
      Olive Shores, Inc.                   4,476,491 shares 12.1%
     ------------------------------------------------------------
      Catherine H. Osborne                 2,035,742 shares  5.9%
     ------------------------------------------------------------
      James C. Welch                       4,611,394 shares 12.4%
     ------------------------------------------------------------
      Kate P. Wolters                      2,028,385 shares  5.9%
     ------------------------------------------------------------

  This information is based on a Schedule 13G dated December 31, 1998, or an Amendment to Schedule 13G dated December 31, 2000, as applicable, filed by each of the listed shareholders with the Securities and Exchange Commission.

2 This column shows the number of shares of Steelcase Class A Common Stock which may be acquired as a result of the exercise of stock options within 60 days of May 1, 2001.

3 The number of shares shown in this column represent shares of Class A Common Stock deemed to be credited to the respective Directors' accounts under our Non-Employee Director Deferred Compensation Plan. See page 8 for a description of the plan. Under the plan, Directors have no right to receive any shares and have no voting or dispositive power over any shares.

4 Includes 6,300 shares of Class B Common Stock held by trusts of which Mr. Black's wife serves as trustee.

5 Includes (a) 9,444,208 shares of Class B Common Stock held by trusts of which Mr. Crawford serves as co-trustee, (b) 60,058 shares of Class B Common Stock held by Mr. Crawford's wife, (c) 482,425 shares of Class B Common Stock held by a trust of which Mr. Crawford's wife serves as trustee, and
   (d) 51,957 shares of Class B Common Stock held by a trust of which Mr. Crawford's wife serves as co-trustee.

6  Includes 10,585 shares of Class B Common Stock held by Mr. Hackett's wife.

7 Includes 3,000 shares of Class A Common Stock held jointly by Mr. Holton and his wife.

8 Includes (a) 306 shares of Class A Common Stock and 1,555,302 shares of Class B Common Stock held by a trust of which Mr. Hunting serves as co-trustee and of which Mr. Hunting has the right to revoke within 60 days, and
   (b) 1,566,544 shares of Class B Common Stock held by a trust of which Mr. Hunting's wife serves as trustee.

9 Includes 1,000 shares of Class A Common Stock held jointly by Ms. Long and her husband.

10 Includes 7,628 shares of Class B Common Stock held by a trust of which Mr.
   Merlotti's wife serves as trustee.

11 Includes (a) 15,928,987 shares of Class B Common Stock held by trusts of which Mr. Pew serves as co-trustee, (b) 1,898,933 shares of Class B Common Stock held by a trust of which Mr. Pew's wife serves as co-trustee and of which Mr. Pew has the right to revoke within 60 days, and (c) 3,556,885 shares of Class B Common Stock held by a trust of which shares Mr. Pew has the sole power to vote and Mr. Pew's wife shares the power to dispose. Excludes 400,000 shares of Class B Common Stock held by the Mary and Robert Pew Education Fund of which Mr. Pew serves as one of seven trustees, of which shares Mr. Pew disclaims beneficial ownership.

12 Includes (a) 2,000 shares of Class A Common Stock and 193,685 shares of
   Class B Common Stock held by a trust of which Mr. Pew serves as co-trustee and (b) 834,400 shares of Class B Common Stock held by a charitable foundation of which shares Mr. Pew has the sole power to vote and dispose.

13 Includes 152 shares of Class A Common Stock and 21,014 shares of Class B
   Common Stock held by Mr. Rougier-Chapman's wife.

14 Includes (a) 369,148 shares of Class B Common Stock held by trusts of which
   Mr. Wege's wife serves as trustee, (b) 96,600 shares of Class B Common Stock held by a trust of which Mr. Wege's wife serves as co-trustee, (c) 281,169 shares of Class B Common Stock held by a limited partnership of which Mr. Wege and his wife are general partners, and (d) 5,700,000 shares of Class A Common Stock held by the Peter M. Wege Charitable Remainder Trust, dated October 10, 1997, of which trust Mr. Wege serves as trustee. Peter M. Wege is not a trustee of the Trust but he has the power to change the charitable beneficiary of the Trust. Excludes 221,200 shares of Class A Common Stock and 338,928 shares of Class B Common Stock held by The Wege Foundation, of which Mr. Wege serves as one of six trustees, of which shares Mr. Wege disclaims beneficial ownership.

15 Includes (a) 3,760,976 shares of Class B Common Stock held by trusts of which Mr. Welch serves as co-trustee, (b) 5,000 shares of Class A Common Stock held jointly by Mr. Welch and his wife, (c) 274,350 shares of Class B Common Stock held by trusts of which Mr. Welch's wife serves as trustee, (d) 101,540 shares of Class B Common Stock held by trusts of which Mr. Welch's wife serves as co-trustee, and (e) 834,400 shares of Class B Common Stock held by JCT Foundation of which Mr. Welch is President and Principal Manager.

16 Based on an Amendment to Schedule 13G dated December 31, 2000, filed by Old
   Kent Financial Corporation and Old Kent Bank with the Securities and Exchange Commission. Includes (a) 18,837,456 shares that Old Kent Financial Corporation and Old Kent Bank have the sole power to vote, (b) 36,559,315 shares that Old Kent Financial Corporation and Old Kent Bank share with others the power to vote, (c) 18,828,106 shares that Old Kent Financial Corporation and Old Kent Bank have the sole power to dispose, and (d) 54,769,576 shares that Old Kent Financial Corporation and Old Kent Bank share with others the power to dispose.

17 Based on an Amendment to Schedule 13G dated December 31, 2000, filed by
   Peter M. Wege with the Securities Exchange Commission. Includes (a) 20,050,323 shares of Class B Common Stock held by The Peter Martin Wege Trust (see note 18 below), of which shares Mr. Wege disclaims beneficial ownership; Mr. Wege has the power to block sales of the shares held by the trust, (b) 221,200 shares of Class A Common Stock and 338,928 shares of Class B Common Stock held by The Wege Foundation of which Mr. Wege serves as one of six trustees and has the power to appoint the other trustees, and (c) 5,700,000 shares of Class A Common Stock held by Peter M. Wege Charitable Remainder Trust (see note 14 above), of which Mr. Wege is not a trustee but as to which Mr. Wege has the power to change the charitable beneficiary.

18 Based on a Schedule 13G dated December 31, 1998, filed by Charles C.
   Lundstrom with the Securities and Exchange Commission. Peter M. Wege has the power to block sales of the shares held by the Peter Martin Wege Trust.

19 Based on a Schedule 13G dated December 31, 1999, filed by Thomas Crawford with the Securities and Exchange Commission. Includes 9,122,248 shares that Mr. Crawford shares with others the power to vote and dispose.

20 Based on a Schedule 13G dated December 31, 1998, filed by Allen I. Hunting, Jr. with the Securities and Exchange Commission. Includes 7,813,033 shares that Allen I. Hunting, Jr. shares with others the power to vote and the power to dispose.

21 Based upon a Form 4 for March 2001 filed by Mary I. Pew with the Securities and Exchange Commission. Includes 7,739,651 shares that Mrs. Pew shares with others the power to vote and dispose.

22 Includes (a) the shares described in notes (4) through (15) above (to the extent included in the shares deemed to be beneficially owned by the relevant Directors and executive officers), (b) 400 additional shares of Class A Common Stock held jointly by one of the executive officers and his wife, and (c) 220 additional shares of Class A Common Stock held jointly by one of the executive officers and her husband.

                         REPORT OF THE AUDIT COMMITTEE

The Audit Committee is composed of four independent Directors as defined by the rules of the New York Stock Exchange and acts under a written charter that is reviewed and assessed annually. The charter was adopted by the Board of Directors and is attached as Appendix A.

Management is responsible for Steelcase's financial reporting process and its internal controls regarding finance, accounting, legal compliance and ethics. BDO Seidman, LLP, Steelcase's independent auditors, is responsible for performing an independent audit of Steelcase's consolidated financial statements in accordance with the generally accepted auditing standards and for issuing a report thereon. The Committee serves as an independent and objective party to monitor and oversee these processes on behalf of the Board of Directors and to review the performance of Steelcase's internal and independent auditors.

In this context, the Committee has discussed with the independent auditors the matters required to be discussed by Statement on Auditing Standards No. 61, Communications with Audit Committees, as amended. In addition, the Committee has received the written disclosures from the independent auditors required by Independence Standards Board Standard No. 1 and has reviewed, evaluated and discussed the written report with that firm and its independence from Steelcase.

The Committee discussed with Steelcase's internal and independent auditors the overall scope and plans for their respective audits. The Committee also reviewed and discussed with management Steelcase's audited financial statements. The Committee meets with the internal and independent auditors, with and without management present, to discuss the results of their examinations, the evaluations of Steelcase's internal controls, and the overall quality of Steelcase's financial reporting.

Based on the review and discussions referred to above, and relying on the representations of Steelcase's management and the independent auditor's report, the Committee recommended to the Board of Directors that the audited financial statements be included in Steelcase's Annual Report on Form 10-K for the fiscal year ended February 23, 2001.

                                          The Audit Committee

                                          David D. Hunting, Jr. (Chairman)
                                          David Bing
                                          Earl D. Holton
                                          Elizabeth Valk Long

                                   AUDIT FEES

The following table shows fees for the audit of the consolidated financial statements for fiscal year 2001 and all other fees paid to our independent auditors during the last fiscal year:

               Independent Auditors Fees
                   Fiscal Year 2001
             -----------------------------
              Audit Fees      $375,303
             -----------------------------
              All Other Fees  $473,706


The services included within "All Other Fees" relate primarily to audits of employee benefit plans, statutory audits of subsidiaries, and tax consulting services. Our independent auditors did not render any services on information systems design or implementation during the last fiscal year. The Audit Committee has determined that the provision of services other than those reflected in "Audit Fees" referenced above is compatible with the maintenance of BDO Seidman's independence.

          EXECUTIVE COMPENSATION: REPORT OF THE COMPENSATION COMMITTEE

This section provides summary information about the compensation of James P. Hackett, our President and Chief Executive Officer, and our four next most highly compensated executive officers. This section also includes a report of the Compensation Committee of our Board of Directors concerning the general compensation philosophy used by the Committee to determine the compensation for senior executives and the specific factors the Committee used to determine Mr. Hackett's compensation.

Executive Compensation Philosophy

The Compensation Committee has developed an executive compensation philosophy that is intended to:

  . Attract and retain highly qualified, experienced and motivated executives needed for Steelcase's success

  . Provide for a total pay package which is competitive with compensation by a group of global industrial companies similar in size to Steelcase

  .  Reward executives based on Steelcase's profitability

  . Align executives' interests with the interests of shareholders for the long-term success of Steelcase

We value the contributions of all of our employees and share rewards through broad-based incentive arrangements to motivate teamwork for our success. Incentive opportunity for all employees is based on profitability and, consistent with market practice, represents a larger percentage of total pay at higher levels in our organization.

We also believe in limiting differences in benefit arrangements among our various levels of employees. A financially secure retirement for all career employees is one of our key benefit objectives and is possible only through Steelcase's success.

On an annual basis, we review our executives' base salaries, annual and long-term incentives and benefits. We also review and approve any proposed changes to Steelcase's compensation philosophy.

As a result of our Initial Public Offering, Steelcase qualifies for a three-year exemption from the Internal Revenue Code Section 162(m) requirement for full deductibility of pay over $1 million. Accordingly, all pay opportunities we currently provide should qualify for full deductibility. We will continue to monitor the requirements for compliance with Internal Revenue Code Section 162(m) as the end of the exemption period approaches.

Types of Compensation

We use three main types of compensation in our executive compensation program:

  .  Base salary
  .  Annual and long-term incentives
  .  Stock options

We also allow our executives the option to defer a portion of their base salary and incentive compensation payments.

Base Salary

We set base salaries as one part of total direct pay (base salary plus annual incentive) of our executives. We target total direct pay at the midpoint level of our comparison group of companies. We make annual salary comparisons to similar positions of responsibility within the comparable group and obtain supplemental information from other survey sources as necessary. Whenever possible, we adjust the comparison group data to Steelcase's size.

In determining the base salary of Mr. Hackett, we consider the following:

  .  Market data from comparable companies
  .  Steelcase's financial performance and growth
  .  Mr. Hackett's leadership
  .  His establishment and implementation of Steelcase's strategic direction

Mr. Hackett establishes base salaries of the other executive officers based on his assessment of individual performance and market data from comparable companies. No particular weight is given to any individual factor in determining the base salary of Mr. Hackett or any other executive officer.

Annual and Long-Term Incentives

Our Management Incentive Plan provides annual and long-term incentive compensation to our key employees. The amount of annual and long-term bonus payments under this plan is determined on the basis of Steelcase's actual performance compared to our targeted performance and is measured by Economic Value Added, or "EVA". EVA is a profit measurement that reflects all of our operating costs, including the cost of capital.

At the beginning of each fiscal year, we approve target incentives for each key employee representing percentages of base salary for annual and long-term bonus payments. We exercise discretion in setting these target percentages, and we consider factors such as the midpoint of market data for similar incentives, Steelcase's historical and projected performance, and each executive's tenure and individual performance. Actual incentive percentage and the related incentive pay vary from these targets depending on Steelcase's actual performance as measured by EVA. At the end of a fiscal year, we calculate actual EVA performance and compare it to the EVA targets. We then determine a "bonus multiple," based two-thirds on the growth in EVA and one-third on absolute EVA results. We multiply the bonus multiple by each employee's target annual and long-term incentive percentages to come up with the employee's actual incentive percentages, which are then multiplied by the employee's base pay to determine his or her annual and long-term incentive payments for the fiscal year. For fiscal year 2001, Steelcase's actual EVA performance was below targeted levels and, therefore, the annual and long-term incentive amounts paid to our employees were below the targeted amounts.

Annual incentives are paid in cash after the end of the fiscal year. The long-term incentive earned under our Management Incentive Plan is divided between cash (75%) and stock options (25%) to further align the interests of plan participants with you as shareholders. We pay the cash portion of long-term incentives over three years in substantially equal payments beginning one year after the year in which it is earned. The unpaid portion is adjusted at the end of each year based on Steelcase's return on equity for that year, which we calculate by dividing net income (plus or minus other comprehensive income) by shareholders' equity at the beginning of the year. We determine the number of shares granted under the 25% stock option portion of long-term incentives by using the value of the stock option on the date of grant calculated using the Black-Scholes valuation method. The Black-Scholes value is an estimate of the fair market value of a stock option which takes into consideration the volatility of the stock price, dividend return, risk-free rate of return and the terms of the option relating to price and when the options may be exercised. The options are granted at the time of determination and vest over a three year period.

There is no maximum payment under our Management Incentive Plan. Currently, Mr. Hackett has a target annual incentive percentage of 65% and a target long-term incentive percentage of 110%, which are the maximum percentages currently permitted under the plan.

Stock Options

We granted stock options to our top executives in fiscal year 2001. We based these option grants on long-term incentive market data and our desire to align management's interests with the interests of shareholders. The value of the stock options granted in fiscal year 2001 and long-term cash incentives under the Management Incentive Plan approximate the median long-term incentive values for other comparable companies.

Deferred Compensation

To compete with other comparable companies, we have adopted a Deferred Compensation Plan. This plan permits eligible participants, including the executive officers named in the Summary Compensation Table on the following page, to defer up to 25% of their current base salary and/or up to 50% of their annual incentive payments under the Management Incentive Plan before income taxes. Participants elect how their deferral amounts will be deemed invested among various investment funds we have selected. The total amount of deferral plus investment earnings is paid to the participant or the designated beneficiary after the participant leaves employment with Steelcase.

                                          The Compensation Committee

                                          Frank H. Merlotti (Chairman)
                                          William P. Crawford
                                          James P. Hackett
                                          Earl D. Holton
                                          Robert C. Pew II
                                          Robert C. Pew III
                                          Peter M. Wege II
                                          P. Craig Welch, Jr.

       EXECUTIVE COMPENSATION, RETIREMENT PROGRAMS AND OTHER ARRANGEMENTS

Summary Compensation Table

The table below shows compensation information for James P. Hackett, who served as our Chief Executive Officer in fiscal year 2001, and our four next highly paid executive officers as of the end of fiscal year 2001.

                                                                             Long-Term
                                           Annual Compensation             Compensation
                                                                      ----------------------
                                                                         Awards    Payouts
                        --------------------------------------------------------------------
                                                                                    Long-
                                                                                     Term
                                                        Other Annual   Securities Incentive     All Other
     Name and Principal      Fiscal Salary/1/ Bonus/2/ Compensation/3/ Underlying Payouts/5/ Compensation/6/
          Position            Year     ($)      ($)          ($)       Options/4/    ($)           ($)
------------------------------------------------------------------------------------------------------------
  James P. Hackett            2001   798,308  275,392      203,214      185,703   1,638,825       28,900
   President and Chief        2000   736,615  421,989      198,068      140,000   1,776,394       35,200
    Executive Officer         1999   700,000  864,500      222,514            0   1,332,420       40,000
------------------------------------------------------------------------------------------------------------
  Robert A. Ballard           2001   519,231  179,046      102,180       63,539     824,036       28,900
   President, Steelcase       2000   489,846  267,898       90,925       80,000     815,475       35,200
    North America             1999   465,231  530,316       89,506            0     535,963       38,530
------------------------------------------------------------------------------------------------------------
  Alwyn Rougier-Chapman       2001   317,769   84,289       46,620       38,605     375,966       28,900
   Senior Vice President--    2000   305,846  134,640       45,308       40,000     406,346       35,200
   Finance, Chief Financial   1999   296,769  253,722       51,820            0     310,297       40,000
   Officer /7/
------------------------------------------------------------------------------------------------------------
  Robert W. Black             2001   305,231   80,914       73,263       39,737     290,901      150,662
   President, International   2000   264,462   99,449       35,703       30,000     320,206       35,200
                              1999   243,698  185,294       42,079            0     251,968       40,000
------------------------------------------------------------------------------------------------------------
  Mark T. Greiner             2001   259,615   61,887       26,771       18,163     215,892       28,900
   Senior Vice President--    2000   227,673   80,466       24,499       20,000     219,720       35,200
   Research, Concepts         1999   204,769  155,621       26,166            0     156,683       39,450
   and Ventures

Notes:

1 Includes amounts withheld under our 401(k) Retirement Plan, our Deferred Compensation Plan and any deferred compensation agreement between the applicable officer and Steelcase.

2 Represents amounts paid from the annual component of the Management Incentive Plan.

3 Represents earnings on the long-term amounts paid from the Management Incentive Plan, based on our annual return on equity. For Mr. Black, the fiscal year 2001 amount also includes amounts payable in connection with his assignment in France, including $27,333 for housing in Europe.

4  Shows options granted under our Incentive Compensation Plan.

5 Represents amounts actually paid from the long-term component of the Management Incentive Plan.

6 Includes amounts contributed under our Restoration Retirement Plan, Employees' Profit-Sharing Retirement Plan and Money Purchase Plan. The Compensation Committee declares contributions to the plans at the end of each fiscal year. The rate of contribution to our Employees' Profit-Sharing Retirement Plan for plan years 2001, 2000 and 1999 was 3.5%, 6% and 7.5%, respectively, of eligible compensation. Steelcase must make a 5% contribution to the Money Purchase Plan each fiscal year. Under the 401(k) Plan, employees may make non-matched contributions. Contributions to the officers listed in the table above were limited as required under the Internal Revenue Code of 1986, as amended, and its regulations.

   Account balances are invested in a trust managed by a trustee until finally distributed. Amounts vest under our Employees' Profit-Sharing Retirement Plan and Money Purchase Plan according to a scaled vesting schedule beginning with 20% after three years of service, plus 20% for each subsequent year of service and full vesting after seven years. All of the officers listed in the table above are 100% vested. Full vesting also occurs upon normal retirement or termination of employment due to death or total disability. For Mr. Black, the fiscal year 2001 amount also includes $28,900 under the above described plans and amounts payable in connection with his assignment in France, including $8,430 for cost of living, $13,332 for moving expenses and $100,000 as compensation for loss of family income.

7 Mr. Rougier-Chapman retired effective as of the close of business, April 20, 2001. Mr. James P. Keane currently serves as Senior Vice President, Chief Financial Officer.

Option Grants in Last Fiscal Year/1/

The table below shows options to acquire Class A Common Stock granted during fiscal year 2001 under our Incentive Compensation Plan to the executive officers shown in the Summary Compensation Table.

                                         Percent
                             Number of  of Total  Exercise
                             Securities  Options     or                 Grant
                             Underlying  Granted    Base                 Date
  Name and Principal          Options      to       Price   Expiration Present
  Position                    Granted   Employees ($/Share)    Date    Value/2/
-------------------------------------------------------------------------------
  James P. Hackett            185,703     9.8%     $10.50    3/21/10   $672,096
   President and Chief
   Executive Officer
-------------------------------------------------------------------------------
  Robert A. Ballard            63,539     3.3%     $10.50    3/21/10   $229,960
   President, Steelcase
   North America
-------------------------------------------------------------------------------
  Robert W. Black              39,737     2.1%     $10.50    3/21/10   $143,816
   President, International
-------------------------------------------------------------------------------
  Alwyn Rougier-Chapman        38,605     2.0%     $10.50    3/21/10   $139,719
   Senior Vice President--
   Finance,
   Chief Financial Officer
-------------------------------------------------------------------------------
  Mark T. Greiner              18,163     1.0%     $10.50    3/21/10   $ 65,736
   Senior Vice President--
   Research,
   Concepts and Ventures

Notes:

1 These options were granted on March 21, 2000 and vest in three equal installments at the end of each subsequent year. Upon retirement, each officer's options will continue to vest as if employment continued, but vested options may only be exercised within the following five years. The options fully vest upon death or total disability and may only be exercised within one year after death or disability. If the officer is terminated for gross misconduct or engages in certain competitive activity, vested and unvested options will be forfeited. Upon termination of employment for any other reason, vested options may only be exercised within 90 days and any unvested options are forfeited. In no event may options be exercised after March 21, 2010.

2 These values were determined using the Black-Scholes option pricing model based upon the following assumptions:

   .  Market price volatility of 44.40%
   .  Exercise of the option in 4 years
   .  A risk-free rate of return of 6.43%
   .  An annual dividend yield of 3.00%

   Our use of the Black-Scholes option pricing model does not necessarily mean that we believe that this model accurately determines the value of the options. The actual value of the options, if any, realized by an officer will depend on the extent to which the market price of the Class A Common Stock exceeds the exercise price of the option on the date the option is exercised. Consequently, there is no assurance that the value realized by the officer will be at or near the above estimated value. These amounts should not be used to predict stock performance.

Aggregated Option Exercises In Last Fiscal Year and Option Values at Fiscal Year End

The table below shows information concerning the options exercised in fiscal year 2001 by each of the executive officers named in the Summary Compensation Table and the value of the options held by such officers at the end of fiscal year 2001. No stock appreciation rights are held by any of such officers.

                                                Number of Securities      Value of Unexercised
                                              Underlying Unexercised            in the
                             Shares                 Options at             Money Options at
                            Acquired             February 23, 2001         February 23, 2001
  Name and                     on     Value   ---------------------------------------------------
  Principal Position        Exercise Received Exercisable Unexercisable Exercisable Unexercisable
-------------------------------------------------------------------------------------------------
  James P. Hackett              0      $ 0      166,667      273,333      $30,917      $61,833
   President and Chief
   Executive Officer
-------------------------------------------------------------------------------------------------
  Robert A. Ballard             0      $ 0       86,667      143,333      $17,667      $35,333
   President, Steelcase
   North America
-------------------------------------------------------------------------------------------------
  Robert W. Black               0      $ 0       30,000       50,000      $ 6,625      $13,250
   President,
   International
-------------------------------------------------------------------------------------------------
  Alwyn Rougier-Chapman         0      $ 0       51,333       83,667      $ 8,883      $17,667
   Senior Vice President--
   Finance, Chief
   Financial Officer
-------------------------------------------------------------------------------------------------
  Mark T. Greiner               0      $ 0       18,667       31,333      $ 4,417      $ 8,883
   Senior Vice President--
   Research, Concepts and
   Ventures

Long-Term Incentive Plan--Awards in the Last Fiscal Year

The table below shows the amounts of long-term compensation earned in fiscal year 2001 by the executive officers named in the Summary Compensation Table.

                                                              Performance
                                           Estimated Future     Period
                         Number of Stock Targeted Payouts for    Until
  Name                   Options Awarded   Non-Stock Awards   Maturation
-------------------------------------------------------------------------
  James P. Hackett           26,784            $349,536         3 years
-------------------------------------------------------------------------
  Robert A. Ballard          15,039            $196,262         3 years
-------------------------------------------------------------------------
  Alwyn Rougier-Chapman       5,813            $ 75,860         3 years
-------------------------------------------------------------------------
  Robert W. Black             5,587            $ 72,916         3 years
-------------------------------------------------------------------------
  Mark T. Greiner             4,353            $ 56,813         3 years

The amount shown above represents the long-term component of compensation earned under the Management Incentive Plan. Of this amount, 25% will be paid in the form of stock options. See pages 14 and 15 for a description of the Management Incentive Plan and a description of the method of calculation used to determine the number of options and cash awarded.

Supplemental Retirement Plan

The executive officers named in the Summary Compensation Table participate in our 1994 Executive Supplemental Retirement Plan. Under this unfunded plan, benefits are paid directly to officers of Steelcase who are selected as participants in the plan by our Compensation Committee. Benefits under the plan are paid following retirement at age 65, at early retirement age when the officer's age plus years of service to Steelcase equal 80, or upon the officer's death. Benefits are paid to the officer or the surviving spouse. Each participating officer receives the following benefits:

  (1) Five annual payments equal to 70% of average base salary for the three consecutive calendar years prior to retirement or death, multiplied by the vested percentage, and

  (2) 15 annual payments equal to $50,000, multiplied by the vested percentage.

An officer's vested percentage is 20% after three years of service while a participant in the plan plus 20% for each subsequent year, with full vesting after seven years of service while a participant. Benefits normally begin the March 1 following the earlier of the participant attaining age 65 and retiring, or death. In the event of early retirement and with the approval of the Administrative Committee for the plan, a participant can choose to receive earlier benefits in lower annual amounts and ending on the date that the final payment would have been made had no earlier benefits been elected.

An officer forfeits rights to receive benefits under the plan in the following circumstances:

  .  Employment is terminated before reaching normal or early retirement

  .  Employment is terminated for cause

  . Death without a surviving spouse or the surviving spouse dies after the officer's death, or

  . Competition with Steelcase without the prior consent of the Administrative Committee.

Executive Supplemental Retirement Plan Table

The following table shows an estimate of the annual amount payable to an executive officer or surviving spouse for each of the first five years after the officer satisfies the requirements for payment under the plan. The amounts shown include the two benefits described on page 20, and assumes no early payment election is made.

       Average                       Years of Participation
     Base Salary    ----------------------------------------------------------------
   (Final 3 years)       3            4            5            6         7 or more
------------------------------------------------------------------------------------
      $800,000        $122,000     $244,000     $366,000     $488,000     $610,000
       750,000         115,000      230,000      345,000      460,000      575,000
       700,000         108,000      216,000      324,000      432,000      540,000
       650,000         101,000      202,000      303,000      404,000      505,000
       600,000          94,000      188,000      282,000      376,000      470,000
       550,000          87,000      174,000      261,000      348,000      435,000
       500,000          80,000      160,000      240,000      320,000      400,000
       450,000          73,000      146,000      219,000      292,000      365,000
       400,000          66,000      132,000      198,000      264,000      330,000
       350,000          59,000      118,000      177,000      236,000      295,000
       300,000          52,000      104,000      156,000      208,000      260,000
       250,000          45,000       90,000      135,000      180,000      225,000
       200,000          38,000       76,000      114,000      152,000      190,000

After the first five annual payments, the total benefit reduces to the amounts shown in the following table (this benefit is paid for years 6 through 15):

                              Years of Participation
  -----------------------------------------------------------------------------------------------
         3               4                     5                     6                  7 or more
  -----------------------------------------------------------------------------------------------
      $10,000         $20,000               $30,000               $40,000                $50,000


Social Security and other offsetting amounts are not deducted from the payments shown above.

As of the date of this Proxy Statement, the executive officers named in the Summary Compensation Table have completed the following years of service while a participant under the plan:

               --------------------------
               James P. Hackett       10
               --------------------------
               Robert A. Ballard      15
               --------------------------
               Alwyn Rougier-Chapman  18
               --------------------------
               Robert W. Black         4
               --------------------------
               Mark T. Greiner         4
               --------------------------

Restoration Retirement Plan

Each executive officer named in the Summary Compensation Table participates in our Restoration Retirement Plan. This plan is an unfunded defined contribution plan that is intended to restore retirement benefits which would otherwise be paid under our Employees' Profit-Sharing Retirement Plan or Money Purchase Plan, but are lost as a result of the limitations on eligible compensation under Internal Revenue Code Section 401(a)(17).

Each participant in the Management Incentive Plan for the full year, including each executive officer named in the Summary Compensation Table, is eligible to participate in our Restoration Retirement Plan. Each year, we make contributions to an officer's account at the same combined rate of contribution for the plan year used in determining benefits under our Profit-Sharing Plan and Money Purchase Plan. For purposes of determining the contribution amount to the plan, eligible compensation is the amount of the officer's base salary and annual bonus under the Management Incentive Plan that exceeds the limit under the Internal Revenue Code Section 401(a)(17), but not more than twice the limit. Each officer's account balance is credited each plan year with earnings at the rate of return on investments for the officer under our Employees' Profit-Sharing Retirement Plan and Money Purchase Plan for that same plan year.

Benefits are payable from the Restoration Retirement Plan after an officer terminates employment according to a vesting schedule of 20% after three years of service plus 20% for each year thereafter, with full vesting after seven years of service. Each executive officer named in the Summary Compensation Table is 100% vested. Benefits are payable in lump sum or in annual installments over four years. Benefits are forfeited if the officer is terminated for cause as determined by the Compensation Committee, or if the officer engages in certain competitive activity, without the prior consent of the Administrative Committee for the plan.

Deferred Compensation

Steelcase has one or more individual deferred compensation agreements with each executive officer named in the Summary Compensation Table, with the exception of Mr. Black and Mr. Greiner. If the applicable officer completes the deferrals and lives until age 70, we will make annual payments for 15 years commencing in the March following the officer's 70th birthday. If the officer dies before attaining age 70, we will make payments in the same manner and over the same time period to the designated beneficiary. If the officer is discharged for cause, we will pay the compensation actually deferred, without interest, in five equal annual payments. The officers become vested in their right to receive payments under the agreements over the five years following the end of the deferral period.

Each executive officer named in the Summary Compensation Table participates in the Deferred Compensation Plan. This is a non-qualified plan under which the applicable officer may defer up to 25% of base salary and/or up to 50% of annual incentive payment under our Management Incentive Plan. The officer may choose to have the deferral amount deemed invested in eight different investment funds. The officer receives the total amount of deferral and investment earnings after leaving Steelcase in accordance with a benefit election. Payment will be in a lump sum or annual installments over 5 or 10 years.

Retirement Agreement

Effective April 20, 2001, Steelcase and Alwyn Rougier-Chapman entered into an agreement related to Mr. Rougier-Chapman's retirement after a career of more than 19 years with Steelcase. Under the agreement, Mr. Rougier-Chapman will receive an annual payment of $400,000 for each of the years 2002, 2003 and 2004 and will receive a single payment of $25,000, which is intended to defray the cost of a portion of his retiree health care premiums. In addition, Mr. Rougier-Chapman is entitled to receive benefits to which he became entitled during his employment under various plans described above, in accordance with the plans' provisions. Mr. Rougier-Chapman has agreed to continue to serve as a member of the Board of Directors of certain Steelcase subsidiaries, for which he will be paid the fees and reimbursements available to non-employee Directors of those entities.

          COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

William P. Crawford, James P. Hackett, Earl D. Holton, Frank H. Merlotti, Robert C. Pew II, Robert C. Pew III, Peter M. Wege II and P. Craig Welch, Jr. served as members of our compensation committee during fiscal year 2001. Mr. Hackett is our President and Chief Executive Officer. Until May 1, 2000, Mr. Crawford served as President and Chief Executive Officer, Steelcase Design Partnership. Frank H. Merlotti, Robert C. Pew II, Robert C. Pew III and Peter
M. Wege II formerly served as officers of Steelcase. Peter M. Wege II, is the trustee of a charitable remainder trust that sold an aggregate of 300,000 shares of Class A Common Stock to Steelcase during fiscal year 2001. The trust received an aggregate of $5,178,125 as consideration for the shares, which was calculated using the average of the high and low market price on the New York Stock Exchange on the applicable purchase dates. This trust has also agreed to sell to Steelcase an aggregate of 200,000 shares of Class A Common Stock thus far during fiscal year 2002. The trust will receive $2,544,980 as consideration for the shares. The purchase price was calculated using the volume weighted average market price on the New York Stock Exchange on the purchase date. Peter
M. Wege II's father, Peter M. Wege, who served as Vice Chairman of Steelcase until June 2000, is a beneficiary of the trust. Robert C. Pew III has the power to vote and dispose of shares held by the Cross Creek Foundation, which has agreed to sell 100,000 shares of Class B Common Stock to the Company during fiscal year 2002. The Foundation will receive $1,272,490 as consideration for the shares. The purchase price was calculated using the volume weighted average market price on the New York Stock Exchange on the purchase date.

                            STOCK PERFORMANCE GRAPH

The following line graph compares the cumulative total shareholder return on $100 invested in (1) Steelcase Class A Common Stock, with (2) the Standard & Poor's 500 Stock Index and with (3) a peer group of three companies in similar businesses. The cumulative shareholder return is the change in share price plus the cumulative amount of dividends, if any, assuming dividend reinvestment, divided by the initial share price, expressed as a percentage. The graph covers the period from February 17, 1998, the effective date of our Initial Public Offering, to February 23, 2001. The peer group consists of:

  .  Herman Miller, Inc.
  .  Hon Industries Inc.
  .  Kimball International Inc.

These companies manufacture office furniture and we believe have industry characteristics similar to Steelcase.

                                    [GRAPH]

                           2/17/98   2/27/98   2/26/99   2/25/00   2/23/01
Steelcase Inc.              100.00    129.46     55.58     38.94     56.04
Standard & Poor's 500
   Stock Index              100.00    103.49    121.78    132.47    125.20
Peer Group Index            100.00    103.10     71.76     69.69     84.56

                                 OTHER MATTERS

Voting

Michigan law and our by-laws require a quorum for the meeting, which means that holders of a majority of the voting power entitled to vote need to be present in person or represented by proxy. Withheld votes and abstentions are counted in determining whether a quorum has been reached.

Assuming a quorum has been reached, we must determine the results of the vote on each matter submitted for shareholders' approval. The Director nominees need to receive a plurality of the votes cast at the meeting for the election of Directors. Abstentions and withheld votes do not count as votes cast at the meeting for this purpose.

Under the rules of the New York Stock Exchange, brokers who hold shares on behalf of their customers (shares held in street name), can vote on certain items when they do not receive instructions from their customers. However, brokers are not authorized to vote on "non-routine" matters if they do not receive instructions from their customers. The election of Directors is a "routine" matter under the NYSE rules. Therefore, brokers holding shares in street name for their customers can vote as they wish on behalf of any customer who does not give his or her broker instructions on how to vote in the election of Directors.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934 requires our Directors, certain Officers, and persons who beneficially own more than 10% of either of our Class A Common Stock or Class B Common Stock to file initial reports of ownership and changes in their ownership of shares of Steelcase common stock with the Securities and Exchange Commission. Directors, officers and greater than 10% beneficial owners are required by Securities and Exchange Commission regulations to furnish us with copies of all Section 16(a) reports they file. Based on our review of the copies we received of such reports, or written representations from certain reporting persons that no reports were required for those persons, we believe that, from February 26, 2000 through February 23, 2001, our Directors, Officers and 10% beneficial owners complied with all applicable filing requirements except that Mr. Love filed a late amendment to a timely filed Form 3 to correct the number of shares reported as subject to a stock option. Additionally, the Peter M. Wege Charitable Remainder Trust had a late filing of three reports involving two transactions, and Thomas Crawford and the Anne I. Crawford Generation Skipping Trust Non-Exempt Marital Trust have not filed a Form 3 or any Forms 5. An amendment was filed to each of eight timely reports of Robert C. Pew II covering nine transactions to add his wife, Mary I. Pew, and to each of four timely reports of Robert C. Pew II covering five transactions to add his wife and the Mary I. Pew Revocable Trust as joint filers. Filings on behalf of Mrs. Pew and the trust were inadvertently omitted upon the belief that Mr. Pew's filings, which reflected all holdings and transactions for the trust and in which Mrs. Pew had a beneficial interest, were sufficient.

Solicitation of Proxies

Steelcase will bear the cost of soliciting proxies, which will be made by mail, personally or by telephone by our Officers, Directors and regular employees who will not be additionally compensated for such activities. We will also reimburse banks, brokers, nominees and other fiduciaries who we request to forward these proxy materials for the reasonable expenses they incur in forwarding these materials to the beneficial owners of our Class A Common Stock.

Independent Auditors

We have been advised that representatives of BDO Seidman, LLP, our independent auditors in fiscal year 2001, will attend the annual meeting and will have an opportunity to make a statement if they desire to do so. The auditors will be available to respond to appropriate questions.

                                          By Order of the Board of Directors

                                          Jon D. Botsford
                                          Senior Vice President, Secretary and
                                           Chief Legal Officer

Grand Rapids, Michigan
May 17, 2001

                                   Appendix A

                                 STEELCASE INC.

                            AUDIT COMMITTEE CHARTER

I. PURPOSE

The primary function of the Audit Committee ("Committee") is to assist the Board of Directors ("Board") in fulfilling its oversight responsibilities. The Committee's primary responsibilities are to:

  . Serve as an independent and objective party to monitor the Company's financial reporting process and internal control system.

  . Review and appraise the audit efforts of the Company's internal auditing department and independent auditors, who are ultimately accountable to the Board and the Committee.

II. COMPOSITION

The Committee shall be composed of three or more directors as determined and appointed by the Board. The Board shall also designate a Committee Chair, who will preside at meetings of the Committee. In the absence of the Committee Chair, the members of the Committee shall, by majority vote of the full Committee membership, designate a member of the Committee to preside at Committee meetings. Minutes of the Committee meetings shall be prepared and provided to the members of the Committee and appropriate members of management. The Committee Chair shall report regarding Committee activities to the Board following meetings of the Committee.

The members of the Committee shall meet the independence and financial literacy requirements of the New York Stock Exchange. At least one member of the Committee shall have accounting or related financial management expertise.

III. MEETINGS

The Committee shall meet as frequently as circumstances dictate. The Committee will meet periodically with the independent auditors, the Director of Internal Audit, members of financial management staff, and other members of management, as it deems necessary, including periodically meeting in separate executive sessions to discuss any matters that the Committee or each of these groups believe should be discussed privately.

IV. RESPONSIBILITIES

In carrying out its responsibilities, the Committee believes its policies and procedures should remain flexible to best react to changing conditions and to fulfill its obligations under this Charter. Subject to the foregoing, the Committee shall:

 Internal Auditors

  . Review the effectiveness of the internal audit function, including its budget and staffing level as appropriate to its responsibilities.

  . Review the report prepared by the Director of Internal Audit on possible conflicts of interest and the resolution of such conflicts.

  . Review and concur in the appointment, replacement, reassignment, or dismissal of the Director of Internal Audit.

 Independent Auditors

  . Recommend to the Board the selection of the independent auditors for domestic and foreign operations, considering independence and effectiveness.

  . Approve all audit fees and review all fees for other services to be paid by the Company to the independent auditors.

  . Review the performance of the independent auditors and where appropriate, recommend to the Board replacement of the independent auditors.

  . Review and discuss with the independent auditors, their formal written statement delineating all relationships between the independent auditors and the Company that may impact the auditors' objectivity and independence and recommend that the Board take appropriate action in response to the disclosures in order to satisfy itself of the independence of the Company's independent auditors. Review independent auditors' confirmation of independence.

  . Review and discuss the independent auditors' required communications under generally accepted auditing standards.

 Financial Reporting Process

  . Review with management and the independent auditors, significant accounting and reporting principles, practices and procedures applied by the Company in preparing its financial statements, as well as any significant changes suggested by management, internal or independent auditors.

  . Review the accounting implications of new, significant or unusual transactions.

  . Discuss with the independent auditors their judgements about the quality and appropriateness of the Company's accounting principles as applied in its financial reporting.

  . Review the results of the independent auditors' review of the financial information included in the Form 10-Q.

  . Review with management, the internal and independent auditors, the Company's annual financial statements and related footnotes and financial information to be included in the Company's annual report on Form 10-K. Based on this review and the appropriate reliance on discussions with management, the internal and independent auditors, recommend to the Board, if appropriate, that the financial statements be included in the Company's annual report on Form 10-K.

 Audit Process

  . Review the scope and focus of the internal audit plan, the report of actual audits completed, any deviations from the plan and the summary of internal reports of audit results to management and management's response.

  . Review the scope and focus of the external audit, including a review of the factors considered by the independent auditors in determining audit scope.

  . Consult with the internal and independent auditors about the adequacy of the Company's accounting and financial reporting controls, including the independent auditors' recommendations to management.

  . Review the results of the audit of financial statements and review with each of management, the internal and independent auditors any significant difficulties encountered during the course of the audit, including any changes in audit scope or restrictions on the scope of work or access to required information and any other matters of concern and any significant disagreement among management and the internal and independent auditors in connection with the preparation of the financial statements.

 Ethical and Legal Compliance

  . Review with the Company's compliance officer, the methods used to establish and monitor the Company's policies with respect to unethical or illegal activities by the Company employees that may have a material impact on the financial statements and management's response to any significant unethical or illegal activity detected.

  . Review with the Company's legal counsel any legal matter that could have a material impact on the Company's financial statements.

 Other Matters

  . Conduct or authorize investigations into any matters within the Committee's scope of responsibilities, as the Committee deems appropriate. The Committee shall be empowered to retain independent counsel, accountants or others to assist in any investigation.

  . Review any potential conflicts of interest referred to the Committee by the Company's Chief Executive Officer or the Chairman of the Board.

  . Obtain the full Board consent and approval of this Charter. Review this Charter annually and recommend any proposed changes to the Board for approval.

  . Prepare and execute the report required to be included in the Company's annual proxy statement under the rules of the Securities and Exchange Commission and include this Charter as an appendix to the proxy statement once every three years.

NOTE:

While the Committee has the responsibilities and powers set forth in this Charter, it is not the duty of the Committee to plan or conduct audits or to determine whether the Company's financial statements are complete, accurate or are in accordance with generally accepted accounting principals. Those activities are the responsibility of management and the independent auditors. Nor is it the duty of the Committee, notwithstanding any responsibility set forth in this Charter, to conduct investigations, to resolve disagreements, if any, between management and the independent auditors or to ensure compliance with laws and regulations or the Company's code of ethics--the Global Business Standards.

[Steelcase Logo]

                                 STEELCASE INC.
                               901 44th Street SE
                          Grand Rapids, Michigan 49508




                              FINANCIAL STATEMENTS
                             AND OTHER INFORMATION

                               TABLE OF CONTENTS

Selected Financial Data..................................................  F-1
Management's Discussion and Analysis of Financial Condition and Results
 of Operations...........................................................  F-2
Consolidated Statements of Income........................................ F-13
Consolidated Balance Sheets.............................................. F-14
Consolidated Statements of Changes in Shareholders' Equity............... F-15
Consolidated Statements of Cash Flows.................................... F-16
Notes to Consolidated Financial Statements............................... F-17
Report of Independent Public Accountants................................. F-42
Management's Responsibility for Financial Reporting...................... F-42
Market for Registrant's Common Equity and Related Stockholder Matters.... F-43

In accordance with Rule 14a-3(c) under the Securities Exchange Act of 1934 (the "Exchange Act"), as adapted to the "Summary Annual Report" procedure, the information contained in the following commentary and consolidated financial statements and notes is provided solely for the information of stockholders and the Securities and Exchange Commission ("SEC"). Such information shall not be deemed to be "soliciting material" or to be "filed" with the Commission or subject to Regulation 14A under the Exchange Act (except as provided in Rule 14a-3) or to the liabilities of Section 18 of the Exchange Act, unless, and only to the extent that, it is expressly incoporated by reference into the Form 10-K of Steelcase Inc. for its fiscal year ending February 23, 2001.

Our Annual Report on Form 10-K, as filed with the SEC, will be provided to any shareholder upon written request to Steelcase Inc., Attention Investor Relations, CH.3E.16, P.O. Box 1967, Grand Rapids, Michigan 49501-1967. You may also visit the investor relations section of www.steelcase.com to submit your request.

                                STEELCASE INC.

                            Selected Financial Data

                             FINANCIAL HIGHLIGHTS
                     (in millions, except per share data)

                          February 23, February 25, February 26, February 27, February 28,
                              2001       2000(3)        1999         1998       1997(1)
                          ------------ ------------ ------------ ------------ ------------
Statement of Income Data
Revenues................    $3,885.8     $3,344.3     $2,761.5     $2,775.6     $2,420.6
Revenues increase
 (decrease).............        16.2%        21.1%       (0.5)%        14.7%        11.8%
Gross profit............    $1,308.7     $1,130.9     $1,008.4     $1,019.0     $  869.0
Gross profit--% of
 revenues...............        33.7%        33.8%        36.5%        36.7%        35.9%
Operating income........    $  306.4     $  274.5     $  325.9     $  327.7     $  150.8
Operating income--% of
 revenues...............         7.9%         8.2%        11.8%        11.8%         6.2%
Net income..............    $  193.7     $  184.2     $  221.4     $  217.0     $   27.7
Net income--% of
 revenues...............         5.0%         5.5%         8.0%         7.8%         1.1%
Earnings Per Share
Earnings per share--
 basic..................    $   1.30     $   1.21     $   1.44     $   1.40     $   0.18
Earnings per share--
 diluted................    $   1.29     $   1.21     $   1.44     $   1.40     $   0.18
Weighted average shares
 outstanding-basic......       149.4        152.8        153.8        154.8        154.7
Weighted average shares
 outstanding-diluted....       149.8        152.8        153.8        154.8        154.7
Dividends per share of
 common stock(2)........    $   0.44     $   0.44     $   0.41     $   1.36     $   0.27
Balance Sheet Data
Working Capital.........    $  319.8     $  200.1     $  290.6     $  355.1     $  474.6
Assets..................    $3,157.0     $3,037.6     $2,182.5     $2,007.2     $1,922.1
Long-term debt..........    $  327.5     $  257.8          --           --           --
Liabilities.............    $1,520.5     $1,475.4     $  682.5     $  674.8     $  542.1
Shareholder's Equity....    $1,636.5     $1,562.2     $1,500.0     $1,332.4     $1,380.0
Statement of Cash Flow
 Data
Net cash provided by
 operating activities...    $  209.8     $  305.7     $  359.9     $  402.7     $  126.7
Depreciation and
 amortization expense...    $  162.5     $  141.8     $  107.0     $   95.3     $   93.4
Capital expenditures....    $  260.5     $  188.8     $  170.4     $  126.4     $  122.0
Dividends paid(2).......    $   65.9     $   67.3     $   63.1     $  210.9     $   41.8

--------
(1) During 1997, the Company concluded a 17-year patent litigation which, net of reserves, reduced net income by $123.5 million.
(2) During 1998, the Company paid a special dividend in the aggregate amount of $150.9 million, or approximately $0.97 per share of common stock.
(3) Includes Steelcase S.A. (formerly known as Steelcase Strafor).

                                STEELCASE INC.

  Management's Discussion and Analysis of Financial Condition and Results of
                                  Operations:

Overview

   The Company recorded revenues of $3,885.8 million for fiscal 2001 ("2001") an increase of 16.2% over fiscal 2000 ("2000") revenues of $3,344.3 million. The increased global revenues reflect acquisition growth as well as the continued growth of new and established products across most business and customer segments. Revenue growth excluding acquisitions was 9.5% for 2001. New product revenues, defined as products introduced in the past five years, made up 25% of 2001 revenues, compared to 17% in 2000. Revenue growth of the Company's established product lines was linked to the growth in the large account business, which strengthened significantly during the first nine months of 2001. The fourth quarter showed a substantial slowing of business activity associated with the general economic slowdown of the U.S. economy.

   The Company posted earnings growth of 5.2% in 2001, with net income of $193.7 million, ($1.30 basic earnings per share and $1.29 diluted earnings per share), compared to net income of $184.2 million ($1.21 basic and diluted earnings per share). Reported net income for 2001 included non-recurring fourth quarter after-tax charges totaling $15.2 million related to facility closings, production relocation and workforce reductions. Reported net income also reflects an $11.6 million after-tax gain on the sale of real estate, which was largely offset by an $11.9 million after-tax charge for reserves related to dealer transition financing, both of which occurred in the fourth quarter. The Company also recorded in the first quarter of 2001, a $5.6 million after-tax gain on the sale of real estate. During 2001, the Company's profitability was again impacted by the following factors:

  . The impact of the increase in the percentage of new products--which typically have lower initial margins--in the sales mix.

  .  Competitive pricing pressures.

Results of Operations

   The following table sets forth consolidated statement of income data as a percentage of revenues for 2001, 2000, and fiscal 1999 ("1999").

                                                      Year Ended
                                        --------------------------------------
                                        February 23, February 25, February 26,
                                            2001         2000         1999
                                        ------------ ------------ ------------
   Revenues............................    100.0%       100.0%       100.0%
   Cost of sales.......................     66.3         66.2         63.5
                                           -----        -----        -----
   Gross profit........................     33.7         33.8         36.5
   Operating expenses..................     25.8         25.6         24.7
                                           -----        -----        -----
   Operating income....................      7.9          8.2         11.8
   Non-operating items, net............      0.1         (0.7)        (0.4)
                                           -----        -----        -----
   Income before taxes.................      7.8          8.9         12.2
   Provision for income taxes..........      2.8          3.5          4.5
   Equity in net income of joint
    ventures and dealer transitions....      --           0.1          0.3
                                           -----        -----        -----
   Net income..........................      5.0%         5.5%         8.0%
                                           =====        =====        =====

Steelcase Inc.

   The following table sets forth consolidated statement of income data, and data as a percentage of revenues for the Company's North America segment for 2001, 2000 and 1999 (in millions).

                                                        Year Ended
                                          --------------------------------------
                                          February 23, February 25, February 26,
                                              2001         2000         1999
                                          ------------ ------------ ------------
   Revenues..............................   $3,885.8     $3,344.3     $2,761.5
   Gross profit percentage...............       33.7%        33.8%        36.5%
   Operating expense percentage..........       25.8%        25.6%        24.7%
   Operating income......................   $  306.4     $  274.5     $  325.9
   Operating income percentage...........        7.9%         8.2%        11.8%
   Net income............................   $  193.7     $  184.2     $  221.4

   Revenues. The Company's consolidated revenues in 2001 increased by 16.2% over 2000 revenues. This increase reflects acquisition growth and was bolstered by demand for new products, as well as solid results across substantially all product categories, distribution channels and business segments. Excluding the impact of acquisitions, 2001 revenues increase by 9.5% over 2000 revenues. The Company's consolidated revenues in 2000 posted a 21.1% increase over 1999 revenues, primarily from the acquisition of Steelcase S.A. and domestic acquisitions. Excluding the impact of all acquisitions, the Company posted flat revenues in 2000 compared to 1999 revenues. During 1999, the Company's consolidated revenues did not include those of Steelcase S.A. During that year, the Company lagged industry growth and posted flat revenues.

   Gross Profit. The Company's gross profit as a percentage of revenues decreased slightly in 2001 to 33.7%, down from 33.8% in 2000, and 36.5% in 1999. The gross margin performance for 2001 and 2000 was impacted by non-recurring charges. Excluding non-recurring items the Company's gross margin was 33.9% for 2001, compared to 34.5% for 2000. In 2001, non-recurring charges totaling $9.5 million related to facility closings, production relocation and workforce reductions; in 2000, non-recurring charges totaling $24.5 million related to the field retrofit of beltways and insulation materials within installed Pathways products. The gross margin results in 2001 are primarily due to a continuation of the impact of the increase in the percentage of new products--which typically have lower initial margins--in the sales mix and the competitive pricing pressures. The overall decrease in gross margin for 2001 was partially offset by lower variable compensation, as well as continued cost-reduction efforts.

   The margin decline during 2000 was primarily the result of the competitive pricing pressures, the impact of the increase in the percentage of new products--which typically have lower initial margins--in the sales mix and major new product introduction and associated ramp up costs. Additionally, the Company experienced the expected margin decrease of approximately 0.5 percentage points with the consolidation of Steelcase S.A. The overall decrease in gross margin for 2000 was also partially offset by lower variable compensation, as well as various cost-reduction efforts.

   In 1999, margins remained relatively flat as the Company's continued efforts to reduce costs and to improve efficiencies were tempered by upfront investments required to fund cost-reduction efforts, as well as the disruptions and inefficiencies associated with the Company launching the largest product portfolio in its history.

   Operating Expenses. The Company's operating expenses as a percentage of revenues increased to 25.8% in 2001, from 25.6% in 2000 and 24.7% in 1999. Operating expenses now include the financing expenses related to the Company's Financial Services segment. Operating expenses for 2001 included non-recurring charges of $14.4 million related to facility closings, production relocation and workforce reductions. Excluding these non-recurring items, the Company's operating expense ratio decreased to 25.4% in 2001, slightly lower than in 2000. This reduction of operating expenses was primarily due to lower variable compensation and the positive effect of currency fluctuations--predominantly the euro.

   In 2000, overall operating expense ratios were impacted by the consolidation of Steelcase S.A., including increased intangible amortization, write-off of bad debts in the United Kingdom and costs associated with the consolidation of German operations. Excluding Steelcase S.A., 2000 operating expenses were 24.5%, which is flat compared to 1999, reflecting management's cost containment and resource redeployment efforts.

   During the three-year period, investments in information systems and new product research, development and launch costs have been significant and include the redeployment of resources in support of these strategic initiatives.

   Operating Income. For the reasons set forth above, operating income increased to $306.4 million in 2001, up from $274.5 million in 2000, which was a decrease from $325.9 million in 1999. The Company's operating income as a percentage of revenues decreased in 2001 to 7.9%, from 8.2% in 2000 and 11.8% in 1999. Excluding non-recurring items the Company's operating margin was 8.5% for 2001 and 8.9% for 2000.

Interest expense; Other income, net; and Income taxes

                                                      Year Ended
                                        --------------------------------------
                                        February 23, February 25, February 26,
                                            2001         2000         1999
                                        ------------ ------------ ------------
                                                    (in millions)
   Interest expense....................    $ 18.0       $10.9        $ --
                                           ======       =====        =====
   Other income, net:
     Interest income...................    $  8.3       $ 6.4        $13.8
     Interest income from tax
      litigation.......................       --          --           5.8
     Gain (loss) on dealer
      transitions......................     (24.7)        8.3         (2.2)
     Gain on disposal of property and
      equipment........................      27.1        10.0          --
     Gain on sale of investments.......       2.8         7.0          --
     Miscellaneous, net................       1.8         1.1         (5.9)
                                           ------       -----        -----
                                           $ 15.3       $32.8        $11.5
                                           ======       =====        =====
   Effective income tax rate...........      36.5%       39.0%        37.0%

   Interest expense for 2001 increased to $18.0 million, from $10.9 million in 2000 and zero in 1999. The increase in 2001 was primarily to fund the Company's capital expenditures during the year. The 2000 increase was primarily due to the acquisition of Steelcase S.A., which was partially financed through short and long-term borrowings.

   Other income, net, for 2001 decreased to $15.3 million, from $32.8 million in 2000. Both 2001 and 2000 were impacted by non-recurring items. The non-recurring items in 2001 related primarily to the $27.1 million gain recognized on the sale of certain non-income producing facilities, which was partially offset by $24.7 million in charges for reserves related to dealer transition financing, $18.8 million of which is non-recurring.

   Other income, net, increased significantly in 2000 due to several non-recurring gains. First, the Company recognized a gain of $7.5 million in connection with the sale of customer lists to new dealers in the United Kingdom. Second, the Company recorded a gain of $10.0 million from the sale of certain non-income producing facilities. Finally, the Company recorded investment income of $7.0 million from the sale of investments in common stock. The above mentioned gains were offset by decreased interest income of $6.6 million due to lower cash balances in 2000. Also, 1999 included $5.8 million of interest income recorded in connection with the favorable resolution of income tax litigation discussed below.

   Income tax expense as a percentage of income before taxes ("the effective tax rate") approximated 36.5% in 2001, 39.0% in 2000 and 37.0% in 1999. During 2001, the effective tax rate decreased due to the implementation of international tax planning strategies in both Europe and Japan. During 2000, the effective tax rate increased because of the consolidation of Steelcase S.A., with operations in European countries, which typically have higher effective tax rates compared to the rates in U.S. The effective tax rate also increased due to the recording of non-deductible goodwill in 2000. During 1999, the provision for income taxes benefited from the favorable resolution of income tax litigation dating back to 1989, primarily related to investment tax credits and accelerated depreciation on the Company's Corporate Development Center. The resolution of these matters contributed to a reduced effective tax rate for 1999 and resulted in the recognition of interest income of $5.8 million in 1999. These tax matters increased 1999 consolidated net income by $6.2 million, or $0.04 per share (basic and diluted).

Net income

   For the reasons set forth above, net income increased 5.2% in 2001 to $193.7 million, from $184.2 million in 2000, which decreased 16.8% from the 1999 level of $221.4 million. Excluding non-recurring charges in both years, net income increased 7.2% in 2001 and decreased 14.2% in 2000.

Segment Disclosure

   The Company operates on a worldwide basis within three reportable segments: two geographic furniture segments and a Financial Services segment. In prior years, the Company reported the third segment as Services and other businesses, which included financial services, as well as, the Company's IDEO and Attwood subsidiaries. In 2001, the Financial Services segment has grown to comprise a significant portion of the Company's balance sheet and, as such is now reported as a separate segment. The North America furniture segment continues to include the U.S., Canada and the Steelcase Design Partnership but now also includes IDEO and Attwood. The International furniture segment continues to include the rest of the world, with the major portion of the operations in Europe. Accordingly, prior year segment information presented below has been restated to reflect the new reporting structure (see Note 16).

   The following tables set forth consolidated and pro forma worldwide revenues and operating income, resepectively, by segment for 2001, 2000 and 1999 (in millions).

                                                        Year Ended
                                          --------------------------------------
                                          February 23, February 25, February 26,
                                              2001         2000         1999
                                          ------------ ------------ ------------
   North America.........................   $3,098.2     $2,718.7     $2,611.7
   International(1)(2)...................      709.4        721.5        622.2
   Financial Services....................       78.2         52.4         34.5
                                            --------     --------     --------
   Worldwide revenues(1).................   $3,885.8     $3,492.6     $3,268.4
   Steelcase Strafor(1)..................        n/a       (148.3)      (506.9)
                                            --------     --------     --------
   Consolidated revenues.................   $3,885.8     $3,344.3     $2,761.5
                                            ========     ========     ========

--------
(1) International and worldwide revenues and operating income include, on a pro forma basis, the revenues and operating income of the Company's unconsolidated operations in Steelcase S.A. (formerly known as Steelcase Strafor), which are then removed in order to reconcile with the Company's consolidated totals. See Notes 7 and 18 to the Consolidated Financial Statements.
(2) In local currency, Steelcase S.A. revenues increased 7.6% in 2001, 6.1% in 2000 and 9.8% in 1999.

                                                        Year Ended
                                          --------------------------------------
                                          February 23, February 25, February 26,
                                              2001         2000         1999
                                          ------------ ------------ ------------
   North America.........................    $246.6       $234.5       $303.0
   International(1)......................      38.5         31.4         39.1
   Financial Services....................       8.0          2.6          2.5
   Eliminations(3).......................      13.3         16.4         14.6
                                             ------       ------       ------
   Worldwide operating income(1).........    $306.4       $284.9       $359.2
   Steelcase Strafor(1)..................       n/a        (10.4)       (33.3)
                                             ------       ------       ------
   Consolidated operating income.........    $306.4       $274.5       $325.9
                                             ======       ======       ======

--------
(3) Eliminations represent intercompany interest expense between the Financial Services segment and the North America segment.

North America

   The following table sets forth consolidated statement of income data, and data as a percentage of revenues for the Company's North America segment for 2001, 2000 and 1999 (in millions).

                                                        Year Ended
                                          --------------------------------------
                                          February 23, February 25, February 26,
                                              2001         2000         1999
                                          ------------ ------------ ------------
Revenues.................................   $3,098.2     $2,718.7     $2,611.7
Gross profit percentage..................       32.0%        32.7%        35.8%
Operating expense percentage.............       24.0%        24.1%        24.2%
Operating income.........................   $  246.6     $  234.5     $  303.0
Operating income percentage..............        8.0%         8.6%        11.6%

   Revenues. North America revenues grew at 14.0% and 4.1% for 2001 and 2000, respectively, and were flat for 1999. While new products led the revenue increase in 2001, established Steelcase core products, particularly within large account business, also had solid performance for the year. The Steelcase Design Partnership ("SDP") also continued their strong growth rate, posting 12.7% growth in 2001.

   Likewise, in 2000, SDP and new product revenues provided the bulk of the revenue increase for the segment, with new products doubling their run rates over 1999 levels. Additionally, domestic acquisitions contributed to this increase. These increases were offset by the decline in the revenues of the Company's core Steelcase branded products, which followed the industry trends in 2000.

   In 1999, the industry softened due to a high level of merger and acquisition activity within the U.S. Fortune 500 companies, which contributed to a lack of revenue growth. As the industry softened in 1999, the Company's core Steelcase branded products in North America were impacted by the deferred spending actions within the Company's large corporate account business, resulting in declines.

   Gross Profit. North America gross profit as a percentage of revenues decreased in 2001 to 32.0%, from 32.7% in 2000; and 35.8% in 1999. North
America was the only business segment impacted by the aforementioned non-recurring items in 2001 and 2000; excluding these items the segment's gross margin was 32.3% for 2001 and 33.6% for 2000. Gross margin decline was primarily due to a continuation of the impact of the increase in the percentage of new products--which typically have lower initial margins--in the sales mix and competitive pricing pressures. The overall decrease in gross margin for 2001 was partially offset by lower variable compensation.

   Operating Expenses. North America operating expenses as a percentage of revenues remained flat at 24.0% for 2001 and 2000, after decreasing from 24.2% in 1999. North America was the only business segment impacted by the aforementioned non-recurring items in 2001. Excluding these non-recurring items, the segment's operating expense ratio was 23.6% for 2001. The reduction in the operating expense ratio has been primarily due to lower variable compensation.

   Operating Income. For the reasons set forth above, North America operating income increased to $246.6 million in 2001, up from $234.5 million in 2000, which was a decrease from $303.0 million in 1999. The segment's operating income as a percentage of revenues decreased in 2001 to 8.0%, from 8.6% in 2000; and 11.6% in 1999. North America was the only business segment impacted by non-recurring items in 2001 and 2000. Excluding non-recurring items, the segment's operating margin was 8.7% for 2001 and 9.5% for 2000.

International

   The following table sets forth consolidated statement of income data, and data as a percentage of revenues for the Company's International segment for 2001, 2000 and 1999 (in millions). The table reflects the accounts of Steelcase Strafor, as if the joint venture had been consolidated for the first quarter of 2000 and for full year 1999.

                                                       Year Ended
                                         --------------------------------------
                                         February 23, February 25, February 26,
                                             2001         2000         1999
                                         ------------ ------------ ------------
Pro forma international revenues(1).....    $709.4       $721.5       $622.2
Consolidated international revenues.....    $709.4       $573.2       $115.3
Gross profit percentage.................      34.0%        32.8%        34.3%
Operating expense percentage............      28.6%        29.1%        29.3%
Operating income........................    $ 38.5       $ 21.0       $  5.8
Operating income percentage.............       5.4%         3.7%         5.0%

--------
(1) International revenues for 2000 and 1999 include, on a pro forma basis, the revenues of the Company's unconsolidated operations in Steelcase S.A. (formerly known as Steelcase Strafor). See Notes 7 and 18 to the Consolidated Financial Statements.

   Revenues. International revenues grew at 23.8% in 2001 and increased nearly five-fold in 2000, after a 16.7% decrease for 1999. Excluding the impact of acquisitions, International revenues in 2001 increased 14.3% in local currency, but due to the negative effect of currency fluctuations--primarily the euro--revenues in U.S. dollars decreased 1.7%. During 2001, International revenues outside of Europe increased 22.8%, in U.S. dollars, primarily due to increased revenues in Singapore, Australia and the Company's export business.

   In 2000, due to the effective date of Company's acquisition of the remaining 50% interest in Steelcase S.A., the International segment includes nine months of Steelcase S.A. revenues. Excluding the acquisition, international revenue had local currency growth of 6.1% in 2000 primarily driven by our German manufacturing operations. However, the devaluation of the Euro throughout 2000 offset most of the local currency growth, resulting in 1% growth in U.S. dollars. Revenues outside of Europe declined by 4.0% during 2000, primarily due to a decline in the Company's export business coupled with the adverse impact of currency devaluation in Brazil, which was partially offset by growth in Mexican operations.

   In 1999, the International revenues decreased by 16.7% due to several factors including a reduction in export projects to Latin America and flat revenues in Asia, as well as the reorganization of the Company's Japanese subsidiary.

   Gross Profit. International gross profit as a percentage of revenues increased in 2001 to 34.0%, from 32.8% in 2000, which was a decrease from the 1999 level of 34.3%. The increase in gross profit was primarily due to a more favorable industry environment for the Company's European operations.

   Operating Expenses. International operating expenses as a percentage of revenues decreased to 28.6% in 2001 from 29.1% in 2000 and 29.3% in 1999. The International operating expense ratios have been positively impacted by the effect of currency fluctuations--primarily the euro, as well as the ability of the Company's operations in Singapore and Australia to leverage their revenue growth.

   Operating Income. For the reasons set forth above, International operating income increased to $38.5 million in 2001, up from $21.0 million in 2000 and $5.8 million in 1999. International operating income as a percentage of revenues increased in 2001 to 5.4%, from 3.7% in 2000; which was a decrease from the 1999 level of 5.0%.

Financial Services

   The following table sets forth consolidated statement of income data, and data as a percentage of revenues for the Company's Financial Services segment for 2001, 2000 and 1999 (in millions).

                                                      Year Ended
                                        --------------------------------------
                                        February 23, February 25, February 26,
                                            2001         2000         1999
                                        ------------ ------------ ------------
Revenues...............................    $78.2        $52.4        $34.5
Net financing margin percentage........     21.4%        20.0%        27.8%
General and administrative expense
 percentage............................     11.2%        15.0%        20.6%
Operating income.......................    $ 8.0        $ 2.6        $ 2.5
Operating income percentage............     10.2%         5.0%         7.2%

   Revenues. Financial Services revenues grew at 49.2%, 51.9% and 31.7% for 2001, 2000 and 1999, respectively, primarily due to increased lease finance revenues.

   Net Financing Margin. Financial Services operating expenses are split into two separate components--financing expenses and general and administrative expenses. Finance revenues less financing expenses equals net financing margin; net financing margin less general and administrative expense equals operating income. Net financing margin was 21.4%, 20.0% and 27.8% for 2001, 2000 and 1999, respectively. Margin improvement was primarily due to increased lease finance revenues, which was partially offset by the growth in interest expense.

   General and administrative expenses. General and administrative expenses as a percentage of revenues decreased to 11.2% in 2001, down from 15.0% in 2000, after decreasing from 20.6% in 1999. General and administrative expense dollars have held relatively flat over the past three years, while financing revenue has increased, resulting in increased operating margin leverage.

   Operating Income. For the reasons set forth above, Financial Services operating income increased to $8.0 million in 2001, up from $2.6 million in 2000 and $2.5 million in 1999. Financial Services operating income as a percentage of revenues increased in 2001 to 10.2%, up from 5.0% in 2000; which was a decrease from the 1999 level of 7.2%.

Liquidity and Capital Resources

   Historically, the Company's cash and capital requirements have been satisfied through cash generated from operating activities. The Company's financial position at February 23, 2001 included cash, cash equivalents and short-term investments of $39.5 million, a decrease from the $88.6 million reported on February 25, 2000. These funds, in addition to cash generated from future operations and available credit facilities, are expected to be sufficient to finance the known or foreseeable future liquidity and capital needs of the Company.

   Through February 1999, the Company had no long-term debt. However, with the acquisition of Steelcase S.A. and management's intent to leverage the significant financial resources available to the Company to meet its growth objectives, the Company has obtained long-term debt financing from bank syndicates in Europe and the United States. During 2001, the Company received investment grade credit ratings from both Moody's (A3) and Standard & Poor's (A-). In April 2001, the Company established a $400.0 million global credit facility that will replace the North American and European credit facilities that currently exist (see Note 9). The Company intends to use the global credit facility as a backstop for a commercial paper program currently being negotiated. Total debt at February 23, 2001 aggregated $537.2 million, which was approximately 25% of total capitalization of the Company. The Company also holds $612.3 million of interest bearing assets, of which $585.2 is held through its Financial Services business segment.

Cash provided by operating activities

   The following table sets forth consolidated statement of cash flow data for 2001, 2000 and 1999 (in millions).

                                                      Year Ended
                                        --------------------------------------
                                        February 23, February 25, February 26,
                                            2001         2000         1999
                                        ------------ ------------ ------------
   Net income..........................    $193.7       $184.2       $221.4
   Depreciation and amortization.......     162.5        141.8        107.0
   Changes in operating assets and
    liabilities........................    (139.0)       (21.8)        20.4
   Other...............................      (7.4)         1.5         11.1
                                           ------       ------       ------
   Net cash provided by operating
    activities.........................    $209.8       $305.7       $359.9
                                           ======       ======       ======

   Cash provided by operating activities totaled $209.8 million in 2001, $305.7 million in 2000 and $359.9 million in 1999. The cash provided by operations resulted primarily from net income excluding non-cash charges such as depreciation and amortization, net of increases in accounts receivable and inventories and prepaids. The decrease in 2001 is attributable to the Company's European operations, as well as volume increases around the world, both of which have resulted in higher accounts receivable and inventory balances. This decrease was partially offset by increased depreciation and amortization. In addition, the Company had significant cash outlays for previously accrued expenses including those related to its payment of the year-end bonus, contributions to the Company's trust fund, tax payments and deferred acquisition payments. The consolidation of Steelcase S.A. increased working capital for 2000 and 2001. However, the Company is implementing aggressive strategies to reduce both inventories and accounts receivable on a worldwide basis.

Cash used in investing activities

   The following table sets forth consolidated statement of cash flow data for 2001, 2000 and 1999 (in millions).

                                                      Year Ended
                                        --------------------------------------
                                        February 23, February 25, February 26,
                                            2001         2000         1999
                                        ------------ ------------ ------------
   Capital expenditures................   $(260.5)     $(188.8)     $(170.4)
   Proceeds from the disposal of as-
    sets...............................     179.3         16.4          --
   Lease fundings, net of repayments...    (100.7)      (120.2)       (63.1)
   Corporate acquisitions, net of cash
    acquired...........................      (0.1)      (209.6)       (57.2)
   Other...............................     (38.0)       (12.4)       (51.5)
                                          -------      -------      -------
   Net cash provided by investing ac-
    tivities...........................   $(220.0)     $(514.6)     $(342.2)
                                          =======      =======      =======

   Cash used in investing activities totaled $220.0 million in 2001, $514.6 million in 2000 and $342.2 million in 1999. The decrease in 2001 is primarily due to the absence of any material acquisitions during the year, as well as an increase in proceeds from the disposal of assets, which was partially offset by an increase in capital expenditures. During 2001, the Company evaluated the use of its asset base and where applicable, it has financed several non-income producing assets through the use of various sale/leaseback arrangements. In addition, other non-income producing assets were sold during the year. The increase in 2000 resulted primarily from corporate acquisitions, as well as increases in capital expenditures and leased assets.

   The Company's capital expenditures were $260.5 million in 2001, $188.8 million in 2000 and $170.4 million in 1999, reflecting investments in excess of depreciation for each of the last three years. Capital expenditures continue to include increased investments in manufacturing equipment, information systems and facilities. Collectively, these investments are expected to improve productivity and safety, increase capacity, decrease the impact on the surrounding environments in which the Company operates and facilitate the launch of new products. The Company expects capital expenditures in fiscal 2002 to decrease, returning closer to 2000 levels or slightly higher due to the continued construction of a new wood manufacturing facility and the continued investment in new product development, information systems and corporate and showroom facilities. The Company expects to fund these capital expenditures primarily through cash generated from operations.

   The Company continues to invest in its leasing portfolio, which includes both direct financing and operating leases of office furniture products. The Company's net investment in leased assets increased to $449.8 as of February 23, 2001, up from $349.1 million as of February 25, 2000. The Company expects to fund future investments in leased assets primarily through its lease receivables transfer facility.

   Corporate acquisitions in 2000, aggregating $209.6 million, reflect the complete ownership of Steelcase S.A., Clestra Hauserman and a significant dealer. Corporate acquisitions in 1999, aggregating $57.2 million, reflect the complete ownership of J.M. Lynne and the partial ownership of Microfield Graphics, Clestra Hauserman and the Modernform Group Public Company Limited. (See Note 18).

Cash provided by (used in) financing activities

   The following table sets forth consolidated statement of cash flow data for 2001, 2000 and 1999 (in millions).

                                                       Year Ended
                                         --------------------------------------
                                         February 23, February 25, February 26,
                                             2001         2000         1999
                                         ------------ ------------ ------------
   Short-term and long-term debt, net..     $ 81.9       $323.4       $  --
   Common stock issuance (repurchase),
    net................................      (56.5)       (36.7)         9.8
   Dividends paid......................      (65.9)       (67.3)       (63.1)
                                            ------       ------       ------
   Net cash provided by (used in)
    financing activities...............     $(40.5)      $219.4       $(53.3)
                                            ======       ======       ======

   Cash provided by (used in) financing activities totaled $(40.5) million in 2001, $219.4 million in 2000 and $(53.3) million in 1999.

   Management continues to evaluate the optimal capital structure for the Company in light of its long-term growth strategies. At the time of the above mentioned acquisition of Steelcase S.A., the Company established a 364-day unsecured committed $200 million revolving credit facility. Subject to certain conditions, the facility is renewable annually for additional 364-day periods. The Company also established a $200 million lease receivables transfer facility. Subject to certain conditions, the facility is renewable annually, with borrowings on the facility scheduled to mature in accordance with the terms of the underlying leases.

   Additionally, the Company has an unsecured, committed credit facility of EUR 200 million from bank syndicates in Europe to provide liquidity and finance capital expenditures for its European operations. The agreement is comprised of two tranches: Tranche A is a EUR 75.0 million, 364-day revolving facility, and Tranche B is a EUR 125.0 million, five-year term facility.

   Annual dividends per share of common stock were $0.44 in 2001, $0.44 in 2000 and $0.41 in 1999.

   During 1999, eligible employees purchased shares of Class A Common Stock pursuant to the terms of the Employee Discount Option Grant, resulting in proceeds to the Company of $24.8 million. The shares for this grant, along with the shares for the Employee Stock Grant issued in 1998, were purchased by the Company from the selling shareholders in the initial public offering for $43.5 million.

   On June 17, 1998 the Board of Directors authorized a share repurchase program for up to three million shares, which has since been expanded to 11 million shares authorized for repurchase. The Company repurchased 1,633,300 shares, 1,373,870 shares and 794,300 shares of Class A Common Stock for $24.8 million, $18.4 million and $15.0 million in 2001, 2000 and 1999, respectively, and 1,944,337 shares and 1,086,400 shares of Class B Common Stock for $31.8 million and $18.3 million in 2001 and 2000, respectively. Management anticipates that the stock repurchase program will not reduce the Company's tradable share float in the long run as it expects that Class B Common Stock will continue to convert to Class A Common Stock over time.

Euro Conversion

   On January 1, 1999, eleven of the fifteen member countries of the European Union established fixed conversion rates between their existing sovereign currencies and the Euro. There will be a transition period from January 1, 1999 through January 1, 2002, at which time all legal tender will convert to the Euro. The transition period is anticipated to resolve difficulties in handling local currencies and the Euro simultaneously, while remaining flexible to the market. The Company's primary exposure to the Euro conversion is concentrated in Steelcase S.A. Steelcase S.A. has created an internal Euro Committee, a pan-European multifunctional team whose goal is to determine the impact of this currency change on products, markets and information systems. Based on the Euro Committee's work to date, the Company does not expect the Euro conversion to have a material impact on Steelcase S.A.'s financial position, or on the Company as a whole.

Forward Looking Statements

   From time to time, in written reports and oral statements, the Company discusses its expectations regarding future performance. For example, certain portions of this Financial Statements and Other Information, such as Management's Discussion and Analysis of Financial Condition and Results of Operations, contain various "forward-looking statements" within the meaning of
Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Such statements involve certain risks and uncertainties that could cause actual results to vary from stated expectations. The company's performance may differ materially from that contemplated by such statements for a variety of reasons, including, but not limited to: competitive and general economic conditions domestically and internationally; changes in domestic and international government laws and regulations; competitive pricing pressure; pricing changes by the Company or its competitors; currency fluctuations (including the euro); the timing, extent and impact of work force reductions (including elimination of temporary workers, hourly layoffs and salaried workforce reduction) and plant closings on the company's costs; changes in customer demand and order patterns; changes in relationships with customers, suppliers, employees and dealers; product (sales) mix; the success (including product performance and customer acceptance) of new products, current product innovations and platform simplification, and their impact on the company's manufacturing processes; possible acquisitions or divestitures by the company; the company's ability to reduce costs, including ramp-up costs associated with new products, current product innovations and platform simplification; the company's ability to improve margins on new products, to successfully integrate acquired businesses, to successfully initiate and manage alliances and global sourcing, to successfully transition the production of its products to other manufacturing facilities as a result of production rationalization, and to successfully implement technology initiatives; the sufficiency of the reserve established with regard to material and installations costs associated with Pathways product line improvements; changes in future business strategies and decisions; and other risks detailed in the Company's other filings with the Securities and Exchange Commission.

Recently Issued Accounting Standards

   SFAS No. 133, Accounting for Derivative Instruments and Hedging Activities, establishes a comprehensive standard for the recognition and measurement of derivatives and hedging activities. The new standard requires that all derivatives be recognized as assets or liabilities in the balance sheet and measured at fair value. Gains and losses resulting from changes in fair value are required to be recognized in current earnings unless they meet specific hedging criteria in which case the gains and losses would be included in comprehensive income. SFAS No. 133 will become effective for the Company beginning in the first quarter of fiscal year 2002. The adoption of SFAS No. 133 will not have a material effect on the Company's financial results.

Quantitative and Qualitative Disclosures About Market Risk:

   The principal market risks (i.e., the risk of loss arising from adverse changes in market rates and prices) to which the Company is exposed are:

  .  Foreign exchange risks

  .  Interest rates on debt

Foreign Exchange Risks

   International operations constituted approximately 18% and 10% of the Company's 2001 and 2000 consolidated operating income, respectively. Operating in international markets involves exposure to the possibility of volatile movements in foreign exchange rates. The economic impact of foreign exchange rate movements on the Company is complex because such changes are often linked to variability in real growth, inflation, interest rates, governmental actions and other factors. These changes, if material, could cause the Company to adjust its financing and operating strategies. Therefore, to solely isolate the effect of changes in currency does not accurately portray the effect on these other important economic factors. As foreign exchange rates change, translation of the income statements of the Company's international subsidiaries into U.S. dollars affects year-over-year comparability of operating results. The Company generally does not hedge translation risks because cash flows from international operations are generally reinvested locally and the cost/benefit of hedging reported earnings is not justifiable.

   Changes in foreign exchange rates that would have the largest impact on translating the Company's international operating profit for 2001 relate to the euro and the Canadian dollar. The Company estimates that a 10% adverse change in foreign exchange rates would have reduced operating profit by approximately $6 million in 2001 and $3 million in 2000, assuming no changes other than the exchange rate itself. For both 2001 and 2000, this represents approximately 11% of the Company's non-U.S. operating profit and 2% and 1% of consolidated operating profit, respectively. As discussed above, this quantitative measure has inherent limitations. Further, the sensitivity analysis disregards the possibility that rates can move in opposite directions and that gains from one country may or may not be offset by losses from another country.

   Foreign exchange gains and losses reflect transaction gains and losses. Transaction gains and losses arise from monetary assets and liabilities denominated in currencies other than a business unit's functional currency. Transaction gains and losses are not material for the Company.

Interest Rates

   The Company is exposed to interest rate risk primarily on its notes receivable and leased assets, its short-term borrowings and long-term debt. The Company manages its interest rate risk through the use of interest rate swaps and caps and through balancing the notional amount of fixed and variable rate liabilities with fixed and variable rate assets where appropriate. Management estimates that a 1% change in interest rates would not have a material impact on the Company's results of operations for 2001 or 2000, based upon the year end levels of exposed assets and liabilities.

                                 STEELCASE INC.

                       CONSOLIDATED STATEMENTS OF INCOME
                      (in millions, except per share data)

                                                        Year Ended
                                          --------------------------------------
                                          February 23, February 25, February 26,
                                              2001         2000         1999
                                          ------------ ------------ ------------
Furniture revenues......................    $3,807.6     $3,291.9     $2,727.0
Finance revenues........................        78.2         52.4         34.5
                                            --------     --------     --------
  Total revenues........................     3,885.8      3,344.3      2,761.5
Cost of sales...........................     2,577.1      2,213.4      1,753.1
                                            --------     --------     --------
Gross profit............................     1,308.7      1,130.9      1,008.4
Operating expenses......................     1,002.3        856.4        682.5
                                            --------     --------     --------
Operating income........................       306.4        274.5        325.9
Interest expense........................       (18.0)       (10.9)         --
Other income, net.......................        15.3         32.8         11.5
                                            --------     --------     --------
Income before provision for income taxes
 and equity in net income of joint
 ventures and dealer transitions........       303.7        296.4        337.4
Provision for income taxes..............       110.9        115.5        124.9
                                            --------     --------     --------
Income before equity in net income of
 joint ventures and dealer transitions..       192.8        180.9        212.5
Equity in net income of joint ventures
 and dealer transitions.................         0.9          3.3          8.9
                                            --------     --------     --------
Net income..............................    $  193.7     $  184.2     $  221.4
                                            ========     ========     ========
Earnings per share (basic)..............    $   1.30     $   1.21     $   1.44
                                            ========     ========     ========
Earnings per share (diluted)............    $   1.29     $   1.21     $   1.44
                                            ========     ========     ========



  The accompanying notes are an integral part of these consolidated financial statements.

                                 STEELCASE INC.

                          CONSOLIDATED BALANCE SHEETS
                        (in millions, except share data)

                                                      February 23, February 25,
                                                          2001         2000
                                                      ------------ ------------
                       ASSETS
Current assets:
  Cash and cash equivalents..........................   $   25.3     $   73.7
  Short-term investments.............................       14.2         14.9
  Accounts receivable, less allowances of $50.5 and
   $45.5.............................................      603.2        592.6
  Notes receivable and leased assets.................      270.4        189.0
  Inventories........................................      184.7        166.5
  Prepaid expenses...................................       22.2         12.5
  Deferred income taxes..............................       85.7         78.1
                                                        --------     --------
Total current assets.................................    1,205.7      1,127.3
                                                        --------     --------
Property and equipment, net..........................      933.8        939.1
Notes receivable and leased assets...................      341.9        294.1
Joint ventures and dealer transitions................       45.2         37.0
Deferred income taxes................................       40.3         43.7
Goodwill and other intangible assets, net of
 accumulated amortization of $63.1 and $38.6.........      405.1        422.6
Other assets.........................................      185.0        173.8
                                                        --------     --------
Total assets.........................................   $3,157.0     $3,037.6
                                                        ========     ========
        LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
  Accounts payable...................................   $  254.1     $  219.8
  Short-term borrowings and current portion of long-
   term debt.........................................      209.7        209.0
  Accrued expenses:
    Employee compensation............................      119.6        121.1
    Employee benefit plan obligations................       84.8         90.0
    Other............................................      217.7        287.3
                                                        --------     --------
Total current liabilities............................      885.9        927.2
                                                        --------     --------
Long-term liabilities:
  Long-term debt.....................................      327.5        257.8
  Employee benefit plan obligations..................      247.7        243.7
  Deferred income taxes..............................       14.7         29.5
  Other long-term liabilities........................       44.7         17.2
                                                        --------     --------
Total long-term liabilities..........................      634.6        548.2
                                                        --------     --------
Total liabilities....................................    1,520.5      1,475.4
                                                        --------     --------
Shareholders' equity:
  Preferred Stock-no par value; 50,000,000 shares
   authorized, none issued and outstanding...........        --           --
  Class A Common Stock-no par value; 475,000,000
   shares authorized, 32,572,706 and 30,168,585
   issued and outstanding............................       69.5         82.4
  Class B Common Stock-no par value; 475,000,000
   shares authorized, 115,012,981 and 120,989,840
   issued and outstanding............................      216.7        260.3
  Accumulated other comprehensive income (loss)......      (30.0)       (33.0)
  Retained earnings..................................    1,380.3      1,252.5
                                                        --------     --------
Total shareholders' equity...........................    1,636.5      1,562.2
                                                        --------     --------
Total liabilities and shareholders' equity...........   $3,157.0     $3,037.6
                                                        ========     ========

  The accompanying notes are an integral part of these consolidated financial statements.

                                 STEELCASE INC.

           CONSOLIDATED STATEMENTS OF CHANGES IN SHAREHOLDERS' EQUITY
                                 (in millions)

                          Common Stock     Accumulated
                         ---------------      Other                   Total         Total
                                  Class   Comprehensive Retained  Shareholders' Comprehensive
                         Class A    B     Income (Loss) Earnings     Equity        Income
                         -------  ------  ------------- --------  ------------- -------------
February 27, 1998....... $ 41.1   $328.5     $(14.5)    $  977.3    $1,332.4
Common stock
 conversion.............   27.1    (27.1)                                --
Common stock
 repurchase.............  (15.0)                                       (15.0)
Common stock issuance...   24.8                                         24.8
Other comprehensive
 income.................                       (0.5)                    (0.5)      $ (0.5)
Dividends paid..........                                   (63.1)      (63.1)
Net income..............                                   221.4       221.4        221.4
                         ------   ------     ------     --------    --------       ------
February 26, 1999.......   78.0    301.4      (15.0)     1,135.6     1,500.0       $220.9
                                                                                   ======
Common stock
 conversion.............   22.8    (22.8)                                --
Common stock
 repurchase.............  (18.4)   (18.3)                              (36.7)
Other comprehensive
 income.................                      (18.0)                   (18.0)       (18.0)
Dividends paid..........                                   (67.3)      (67.3)
Net income..............                                   184.2       184.2        184.2
                         ------   ------     ------     --------    --------       ------
February 25, 2000.......   82.4    260.3      (33.0)     1,252.5     1,562.2       $166.2
                                                                                   ======
Common stock
 conversion.............   11.7    (11.7)                                --
Common stock issuance...    0.1                                          0.1
Common stock
 repurchase.............  (24.7)   (31.9)                              (56.6)
Other comprehensive
 income.................                        3.0                      3.0          3.0
Dividends paid..........                                   (65.9)      (65.9)
Net income..............                                   193.7       193.7        193.7
                         ------   ------     ------     --------    --------       ------
February 23, 2001....... $ 69.5   $216.7     $(30.0)    $1,380.3    $1,636.5       $196.7
                         ======   ======     ======     ========    ========       ======



  The accompanying notes are an integral part of these consolidated financial statements.

                                 STEELCASE INC.

                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                                 (in millions)

                                                       Year Ended
                                         --------------------------------------
                                         February 23, February 25, February 26,
                                             2001         2000         1999
                                         ------------ ------------ ------------
OPERATING ACTIVITIES
Net income.............................    $ 193.7      $ 184.2      $ 221.4
Adjustments to reconcile net income to
 net cash provided by operating
 activities:
  Depreciation and amortization........      162.5        141.8        107.0
  Pension and postretirement benefit
   cost................................       24.7         26.3         22.7
  Gain on disposal of assets...........      (12.2)       (17.0)         --
  Deferred income taxes................      (19.0)        (4.5)        (2.7)
  Equity in net income of joint
   ventures and dealer transitions.....       (0.9)        (3.3)        (8.9)
  Changes in operating assets and
   liabilities, net of corporate
   acquisitions:
    Accounts receivable................      (33.3)        (9.4)        15.4
    Inventories........................      (19.3)       (21.2)         9.3
    Prepaids expenses and other
     assets............................      (26.5)       (14.7)       (20.6)
    Accounts payable...................       44.3          7.9        (15.7)
    Accrued expenses and other
     liabilities.......................     (104.2)        15.6         32.0
                                           -------      -------      -------
Net cash provided by operating
 activities............................      209.8        305.7        359.9
                                           -------      -------      -------
INVESTING ACTIVITIES
Capital expenditures...................     (260.5)      (188.8)      (170.4)
Proceeds from the disposal of assets...      179.3         16.4          --
Increase in lease fundings.............     (239.0)      (193.0)      (124.6)
Proceeds from repayments of lease
 fundings..............................      138.3         72.8         61.5
Net increase in notes receivable.......      (30.2)       (20.0)        10.9
Net change in investments..............       (1.5)        17.3          4.4
Joint ventures and dealer transitions..       (6.3)        (9.7)       (66.8)
Acquisitions, net of cash acquired, and
 business divestitures.................       (0.1)      (209.6)       (57.2)
                                           -------      -------      -------
Net cash used in investing activities..     (220.0)      (514.6)      (342.2)
                                           -------      -------      -------
FINANCING ACTIVITIES
Proceeds from issuance of debt.........      191.8        326.3          --
Repayments of debt.....................     (103.0)       (93.4)         --
Short-term borrowings, net.............       (6.9)        90.5          --
Common stock issuance..................        0.1          --          24.8
Common stock repurchase................      (56.6)       (36.7)       (15.0)
Dividends paid.........................      (65.9)       (67.3)       (63.1)
                                           -------      -------      -------
Net cash provided by (used in)
 financing activities..................      (40.5)       219.4        (53.3)
                                           -------      -------      -------
Effect of exchange rate changes on cash
 and cash equivalents..................        2.3         (4.3)         --
                                           -------      -------      -------
Net increase (decrease) in cash and
 cash equivalents......................      (48.4)         6.2        (35.6)
Cash and cash equivalents, beginning of
 year..................................       73.7         67.5        103.1
                                           -------      -------      -------
Cash and cash equivalents, end of
 year..................................    $  25.3      $  73.7      $  67.5
                                           =======      =======      =======

  The accompanying notes are an integral part of these consolidated financial statements.

                                STEELCASE INC.

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1. NATURE OF OPERATIONS

   Steelcase Inc. and its majority-owned subsidiaries (the "Company") is the world's largest manufacturer and provider of office furniture, office furniture systems and related products and services. The Company manufactures at more than 30 locations throughout the world, including the United States, Canada, Mexico and Europe. The Company distributes its products through a worldwide network of independent dealers in approximately 800 locations including approximately 380 in North America, 350 in Europe and 70 throughout the rest of the world. The Company operates under two geographical furniture segments, North America and International, and a Financial Services business segment, which provides financing services to Steelcase dealers and their customers to facilitate the purchase of Steelcase products in the United States, Canada and Europe.

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

 Principles of Consolidation

   The consolidated financial statements include the accounts of Steelcase Inc. and its majority-owned subsidiaries, including the accounts of Steelcase S.A. and subsidiaries, formerly known as Steelcase Strafor S.A., ("Steelcase Strafor"), which became a wholly-owned subsidiary of the Company effective March 31, 1999 (See Note 18). The Company currently accounts for Steelcase Strafor on a two-month lag. However, beginning with the 52-week period ended February 22, 2002, its European subsidiaries will be accounted for on the same fiscal year. During the normal course of business, the Company may obtain equity interests in dealers which the Company intends to resell as soon as practicable ("dealer transitions"). The financial statements for majority-owned dealer transitions for which no specific transition plan has been adopted or is in the process of being adopted at the acquisition date are consolidated with the Company's financial statements. Majority-owned dealer transitions with a transition plan that has been adopted or is in the process of being adopted at the acquisition date are accounted for under the equity method of accounting and included in joint ventures and dealer transitions in the accompanying consolidated balance sheet in an amount equal to the Company's equity in the net assets of those entities, principally based on audited financial statements for each applicable year. The Company's investments in joint ventures and dealer transitions are carried at its equity in the net assets of those entities primarily based on audited financial statements for each applicable year.

   All significant intercompany accounts, transactions and profits have been eliminated in consolidation. Foreign currency-denominated assets and liabilities are translated into U.S. dollars at the exchange rates existing at the balance sheet date. Income and expense items are translated at the average exchange rates during the respective periods. Translation adjustments resulting from fluctuations in the exchange rates are recorded in accumulated other comprehensive income, a separate component of shareholders' equity. Gains and losses resulting from the exchange rate fluctuations on transactions denominated in currencies other than the functional currency are not material.

 Reclassifications

   The Company has reclassified certain amounts from 1999 and 2000 to conform to the 2001 presentation.

 Year End

   The Company's year end is the last Friday in February with each fiscal quarter including 13 weeks. Fiscal years presented herein include the 52-week periods ended February 23, 2001, February 25, 2000 and February 26, 1999.

                                STEELCASE INC.

 Revenue Recognition

   Furniture revenues include product sales and service revenues. Product sales and service revenues are recognized as products are shipped and services are rendered. Freight costs are invoiced to customers and the associated expenses are netted with furniture revenues. Freight costs approximated $163.2 million, $130.5 million and $111.8 million for 2001, 2000 and 1999, respectively. Service revenues are not material.

   Finance revenues consist of interest income from dealer financing and from leasing revenues. Interest income is recognized at prescribed financing rates as earned. Leasing revenues include interest earned on the net investment in leased assets, which is recognized over the lease term as a constant percentage return, as well as, operating lease revenues which consist of the contractual lease payments over the lease term.

 Cash Equivalents

   Cash equivalents consist of highly liquid investments, primarily interest-earning deposits, treasury notes and commercial paper, with an original maturity of three months or less. Cash equivalents are reported at amortized cost, which approximates market, and approximated $24.2 million and $17.0 million as of February 23, 2001 and February 25, 2000, respectively.

 Long-Term Investments

   The Company currently classifies its investments as available-for-sale or held-to-maturity. There were no investments classified as available-for-sale as of February 23, 2001. Investments classified as available-for-sale approximated $1.5 million as of February 25, 2000. Gross unrealized gains and losses, net of taxes, are charged or credited to comprehensive income, a separate component of shareholders' equity. Investments classified as held-to-maturity typically include treasury notes, tax-exempt municipal bonds and other debt securities which the Company has the intent and ability to hold until maturity. These investments are reported at amortized cost. Investments classified as long-term mature over the next five years.

   Investments in corporate-owned life insurance ("COLI") policies, which were purchased to fund employee benefit plan obligations, are recorded at their net cash surrender values as reported by the issuing insurance companies associated with the COLI.

 Inventories

   Inventories are stated at the lower of cost or market and are valued based upon the last-in, first-out ("LIFO") method and the average cost method.

 Property and Equipment

   Property and equipment are stated at the lower of cost or net realizable value and depreciated using the straight line-method over the estimated useful life of the assets. Internal-use software applications and related development efforts are capitalized and amortized over the estimated useful lives of the applications, which do not exceed five years except for certain business application systems which approximate ten years. Software maintenance and training costs are expensed as incurred. Expenditures for major renewals, additions and betterments are capitalized; expenditures for repairs and maintenance are expensed as incurred. Estimated useful lives of property and equipment are as follows:

     Buildings and improvements..................................... 10-50 years
     Machinery and equipment........................................  3-15 years
     Furniture and fixtures.........................................   5-8 years
     Leasehold improvements.........................................  3-10 years
     Capitalized software...........................................  3-10 years

                                STEELCASE INC.

 Leased Assets

   The Company's net investment in leased assets includes both direct financing and operating leases. Direct financing leases consist of the present value of the future minimum lease payments receivable (typically over three to five years) plus the present value of the estimated residual value (collectively referred to as the net investment). Residual value is an estimate of the fair value of the leased equipment at the end of the lease term, which the Company records based on market studies conducted by independent third parties.

   Operating leased assets consist of the equipment cost, less accumulated depreciation. Depreciation is included as part of financing expenses in Note 17, Financial Services Segment, and is recognized on a straight-line basis over the lease term to the estimated residual value, which is determined on the same basis as direct financing leases as set forth above.

 Goodwill and Other Intangible Assets

   Goodwill and other intangible assets resulting from business acquisitions are stated at cost and amortized on a straight-line basis over a period of 15 to 40 years. The carrying value for goodwill totaled $368.3 million and $352.4 million at February 23, 2001 and February 25, 2000, respectively. Goodwill and other intangible asset amortization expense approximated $25.6 million, $16.9 million and $4.1 million for 2001, 2000 and 1999, respectively.

   The Company reviews long-lived assets, including goodwill and other intangible assets, for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be fully recoverable. If it is determined that an impairment loss has occurred based on expected undiscounted future cash flows, a current charge to income is recognized.

 Product Related Expenses

   Research and development expenses, which are expensed as incurred, approximated $72.0 million, $70.0 million and $75.0 million for 2001, 2000 and 1999, respectively.

 Self-Insurance

   The Company is self-insured for certain losses relating to workers' compensation claims, employee medical benefits and product liability claims. The Company has purchased stop-loss coverage in order to limit its exposure to any significant levels of workers' compensation and product liability claims. Self-insured losses are accrued based upon the Company's estimates of the aggregate liability for uninsured claims incurred using certain actuarial assumptions followed in the insurance industry and the Company's historical experience.

   The accrued liabilities for self-insured losses included in other accrued expenses in the accompanying consolidated balance sheets are as follows (in millions):

                                                       February 23, February 25,
                                                           2001         2000
                                                       ------------ ------------
   Workers' compensation claims.......................    $16.5        $18.2
   Product liability claims...........................      8.8         10.4
                                                          -----        -----
                                                          $25.3        $28.6
                                                          =====        =====

   The Company maintains a Voluntary Employees' Beneficiary Association ("VEBA") to fund employee medical claims covered under self-insurance. The estimates for incurred but not reported medical claims, which have been fully funded by the Company in the VEBA, approximated $7.2 million and $6.8 million as of February 23, 2001 and February 25, 2000, respectively.

                                STEELCASE INC.

 Product Warranty

   The Company offers a lifetime warranty on Steelcase brand products, subject to certain exceptions, which provides for the free repair or replacement of any covered product or component that fails during normal use because of a defect in design, materials or workmanship. Accordingly, the Company provides, by a current charge to operations, an amount it estimates will be needed to cover future warranty obligations for products sold. In accordance with its warranty policy, the Company reserved for known warranty issues regarding its Pathways based products in the fourth quarter of 2000 (see Note 19). The accrued liability for warranty costs included in other accrued expenses in the accompanying consolidated balance sheets approximated $46.0 million and $54.5 million as of February 23, 2001 and February 25, 2000, respectively.

 Environmental Matters

   Environmental expenditures that relate to current operations are expensed or capitalized as appropriate. Expenditures that relate to an existing condition allegedly caused by past operations, that are not associated with current or future revenue generation, are expensed. Liabilities are recorded when material environmental assessments and remedial efforts are probable, and the costs can be reasonably estimated. Generally, the timing of these accruals coincides with completion of a feasibility study or the Company's commitment to a formal plan of action. The accrued liability for environmental contingencies included in other accrued expenses in the accompanying consolidated balance sheets approximated $6.9 million and $10.0 million as of February 23, 2001 and February 25, 2000, respectively. Based on the Company's ongoing oversight of these matters, the Company believes that it has accrued sufficient reserves to absorb the costs of all known environmental assessments and the remediation costs of all known sites.

 Advertising

   Advertising costs, which are expensed as incurred, approximated $23.1 million, $18.8 million and $11.3 million for 2001, 2000 and 1999, respectively.

 Income Taxes

   Deferred tax assets and liabilities are recognized for the future tax consequences attributable to temporary differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases, and are measured using enacted tax rates expected to apply to taxable income in the years in which the temporary differences are expected to reverse.

 Earnings Per Share

   Basic earnings per share is based on the weighted average number of shares of common stock outstanding ("WASO") during each period. It excludes the dilutive effects of additional common shares that would have been outstanding if the shares, under the Company's Stock Incentive Plans, had been issued. Diluted earnings per share includes effects of the Company's Stock Incentive Plans. Due to their anti-dilutive effect, the Company has not included the effects of 2.6 million, 4.1 million and 2.7 million options in its calculation of diluted earnings per share for 2001, 2000 and 1999, respectively. The WASO for the basic calculation was 149.4 million, 152.8 million and 153.8 million for 2001, 2000 and 1999, respectively. The WASO for the diluted calculation was 149.8 million, 152.8 million and 153.8 million for 2001, 2000 and 1999, respectively.

 Stock-Based Compensation

   Statement of Financial Accounting Standards ("SFAS") No. 123, Accounting for Stock-Based Compensation, encourages entities to record compensation expense for stock-based employee compensation plans at fair value, but provides the option of measuring compensation expense using the intrinsic value method prescribed in Accounting Principles Board ("APB") Opinion No. 25, Accounting for Stock Issued to Employees. The Company has elected to account for its Stock Incentive Plans in accordance with APB Opinion

                                STEELCASE INC.

No. 25. Pro forma results of operations, as if the fair value method prescribed by SFAS No. 123 had been used to account for its Stock Incentive Plans, are presented in Note 11.

 Fair Value of Financial Instruments

   The carrying amount of the Company's financial instruments, consisting of cash equivalents, investments, accounts and notes receivable, accounts and notes payable, short-term borrowings and certain other liabilities, approximate their fair value due to their relatively short maturities.

   The carrying amount of the Company's long-term debt approximates fair value due to the variable interest rates applied to the debt.

   See additional discussion regarding foreign currency contracts and interest rate swaps and caps in Note 14.

 Accounting for Derivative Instruments and Hedging Activities

   SFAS No. 133, Accounting for Derivative Instruments and Hedging Activities, establishes a comprehensive standard for the recognition and measurement of derivatives and hedging activities. The new standard requires that all derivatives be recognized as assets or liabilities in the balance sheet and measured at fair value. Gains and losses resulting from changes in fair value are required to be recognized in current earnings unless they meet specific hedging criteria in which case the gains and losses would be included in comprehensive income. SFAS No. 133 will become effective for the Company beginning in the first quarter of 2002. The adoption of SFAS No. 133 will not have a material effect on the Company's consolidated financial statements.

 Use of Estimates

   The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts and disclosures in the consolidated financial statements and accompanying notes. Although these estimates are based on management's knowledge of current events and actions it may undertake in the future, they may ultimately differ from actual results.

3. COMPREHENSIVE INCOME

   Total comprehensive income is comprised of net income and all changes to shareholders' equity, except those due to investments by owners and distributions to owners. For the Company, accumulated other comprehensive income consists primarily of foreign currency translation adjustments, which aggregated $30.2 million and $33.4 million at February 23, 2001 and February 25, 2000. A breakdown of total other comprehensive income is as follows (in millions):

                                                      Year Ended
                                        --------------------------------------
                                        February 23, February 25, February 26,
                                            2001         2000         1999
                                        ------------ ------------ ------------
   Other comprehensive income (loss),
    net of tax:
     Foreign currency translation
      adjustments.....................     $ 3.2        $(19.6)      $ 0.7
     Unrealized gain (loss) on
      investments.....................       --            1.1        (0.7)
     Minimum pension liabilities......      (0.2)          0.5        (0.5)
                                           -----        ------       -----
   Other comprehensive income (loss)..     $ 3.0        $(18.0)      $(0.5)
                                           =====        ======       =====

                                STEELCASE INC.

4. INVENTORIES

   Inventories consist of (in millions):

                                                       February 23, February 25,
                                                           2001         2000
                                                       ------------ ------------
   Finished goods.....................................    $ 84.0       $ 71.6
   Work in process....................................      42.1         45.6
   Raw materials......................................     102.3         93.4
                                                          ------       ------
                                                           228.4        210.6
   LIFO reserve.......................................     (43.7)       (44.1)
                                                          ------       ------
                                                          $184.7       $166.5
                                                          ======       ======

   Inventories determined by the LIFO method aggregated $127.2 million and $121.3 million at February 23, 2001 and February 25, 2000, respectively. The effect of LIFO liquidations on net income is not material.

5. PROPERTY AND EQUIPMENT, NET

   Property and equipment, net, consist of (in millions):

                                                       February 23, February 25,
                                                           2001         2000
                                                       ------------ ------------
   Land...............................................  $    68.6    $    85.0
   Buildings and improvements.........................      728.9        760.8
   Machinery and equipment............................    1,269.1      1,191.9
   Furniture and fixtures.............................       88.5        102.5
   Leasehold improvements.............................       47.7         48.3
   Capitalized software...............................      109.3         92.3
   Construction in progress...........................      116.8        115.3
                                                        ---------    ---------
                                                          2,428.9      2,396.1
   Accumulated depreciation and amortization..........   (1,495.1)    (1,457.0)
                                                        ---------    ---------
                                                        $   933.8    $   939.1
                                                        =========    =========

   Depreciation and amortization expense approximated $136.9 million, $124.9 million and $102.9 million for 2001, 2000 and 1999, respectively. Construction in progress consists of numerous equipment, facility and software projects, including $42.1 million related to the construction in progress of our new wood manufacturing facility.

                                STEELCASE INC.

6. NOTES RECEIVABLE AND LEASED ASSETS

   Notes receivable and leased assets are primarily associated with the Company's Financial Services segment (see Note 17), and consist of (in millions):

                                                       February 23, February 25,
                                                           2001         2000
                                                       ------------ ------------
   Notes receivable:
     Project financing................................    $ 34.0       $ 14.8
     Asset-based lending..............................     117.9         85.2
     Term financing...................................      49.6         43.7
     Other............................................       2.5          3.5
   Net investment in leased assets:
     Direct financing leases..........................     347.7        259.6
     Net operating leases.............................     102.1         89.5
     Allowance for losses.............................     (41.5)       (13.2)
                                                          ------       ------
                                                           612.3        483.1
   Current portion....................................     270.4        189.0
                                                          ------       ------
   Long-term portion..................................    $341.9       $294.1
                                                          ======       ======

   Notes receivable include three distinct programs of dealer financing: project financing; asset-based lending; and term financing. Through these programs, the Company helps dealers secure interim financing, establish working capital lines of credit, finance ownership changes and restructure debt.

   The terms of notes receivable range from a few months for project financing to 14 years for certain term financing. Interest rates are both floating and fixed, reaching up to 11.5% as of February 23, 2001. The loans are generally secured by certain dealer assets and, in some cases, the common stock of the dealership. Unused asset-based lending credit lines approximated $32.3 million as of February 23, 2001, subject to available collateral. These commitments generally expire in one year and are reviewed periodically for renewal.

   The following summarizes future minimum lease payments receivable as of February 23, 2001 (in millions):

                                                              Direct
                                                             financing Operating
   Year ending                                                leases    leases
   -----------                                               --------- ---------
   2002.....................................................  $112.3     $31.8
   2003.....................................................    96.9      29.6
   2004.....................................................    71.9      22.2
   2005.....................................................    49.2      11.0
   2006 and thereafter......................................    51.2       1.4
                                                              ------     -----
                                                              $381.5     $96.0
                                                              ======     =====

   Approximately 36% of direct financing leases call for transfer of ownership to customers at lease-end. The original equipment cost at lease inception for leases in effect as of February 23, 2001 is $508.9 million for direct financing leases and $144.6 million for operating leases.

   Approved but unfunded lease financing amounted to approximately $143 million at February 23, 2001, subject to final customer delivery and acceptance.

                                STEELCASE INC.

   Activity relating to the allowance for credit losses of notes receivable and net leased assets is shown below (in millions):

                                                      February 23, February 25,
   Year ended                                             2001         2000
   ----------                                         ------------ ------------
   Balance at beginning of year......................    $13.2        $ 7.5
   Provision for credit losses.......................     30.9          6.6
   Excess of accounts written off over recoveries....     (2.6)        (0.9)
                                                         -----        -----
   Balance at end of year............................    $41.5        $13.2
                                                         =====        =====

7. JOINT VENTURES AND DEALER TRANSITIONS

   The Company's investments in its unconsolidated joint ventures and dealer transitions consist of (in millions):

                                                       February 23, February 25,
                                                           2001         2000
                                                       ------------ ------------
   Investments in dealer transitions..................    $32.7        $25.3
   Joint ventures.....................................     12.5         11.7
                                                          -----        -----
                                                          $45.2        $37.0
                                                          =====        =====

   Investments in dealer transitions represent dealers which the Company has acquired with the intention of reselling as soon as practicable. Accordingly, the Company recognizes its share of earnings and losses from dealer transitions pursuant to the equity method of accounting. Accounts and notes receivable from unconsolidated dealers in transition approximated $100.8 million and $75.2 million as of February 23, 2001 and February 25, 2000, respectively.

   Joint ventures are comprised of joint ventures in the United States, Saudi Arabia, Japan and Thailand.

   The Company's equity in net income of joint ventures and dealer transitions consists of (in millions):

                                                     Year Ended
                                       --------------------------------------
                                       February 23, February 25, February 26,
                                           2001         2000         1999
                                       ------------ ------------ ------------
   50% share of Steelcase Strafor net
    income(1).........................    $ --         $ 2.6        $ 8.9
   Net income of dealer transitions...      0.3          1.0          0.1
   Other joint ventures, net..........      0.6         (0.3)        (0.1)
                                          -----        -----        -----
                                          $ 0.9        $ 3.3        $ 8.9
                                          =====        =====        =====

--------
(1) Due to the effective date of the Company's acquisition of Steelcase Strafor (see Note 18), net income for the year ended February 25, 2000 represents Steelcase's share of Steelcase Strafor's net income for the first quarter of fiscal 2000.

8. OTHER ASSETS

   Other assets consist of (in millions):

                                                       February 23, February 25,
                                                           2001         2000
                                                       ------------ ------------
   Corporate-owned life insurance.....................    $151.3       $136.8
   Long-term investments..............................       9.7         10.5
   Other..............................................      24.0         26.5
                                                          ------       ------
                                                          $185.0       $173.8
                                                          ======       ======

                                STEELCASE INC.

9. SHORT-TERM BORROWINGS AND LONG-TERM DEBT

                           Weighted Average           February 23, February 25,
                            Interest Rates  Maturity      2001         2000
                           ---------------- --------- ------------ ------------
                                              (in millions)
U.S. dollar obligations:
  Revolving credit
   facilities(1).........       5.86%         2002       $ 30.7       $ 45.4
  Notes payable(2).......    6.58%-8.21%    2002-2008      96.3         60.0
  Lease receivables
   transfer facility(3)..       6.74%       2002-2007     201.2        170.3
  Other..................                                   3.0          2.7
                                                         ------       ------
                                                          331.2        278.4
                                                         ------       ------
Foreign currency
 obligations:
  Revolving credit
   facilities(4).........       4.47%       2002-2005     193.1        165.8
  Notes payable(5).......    4.50%-6.75%    2002-2012      12.9         19.9
  Other..................                                   --           2.7
                                                         ------       ------
                                                          206.0        188.4
                                                         ------       ------
Total short-term
 borrowings and long-term
 debt....................                                 537.2        466.8
Short-term borrowings and
 current portion of long-
 term debt...............                                 209.7        209.0
                                                         ------       ------
Long-term debt...........                                $327.5       $257.8
                                                         ======       ======

--------
(1) In April 1999, the Company established a 364-day unsecured committed revolving credit facility with various financial institutions under which it may borrow up to $200.0 million. This facility was renewed for an additional 364-day period in April 2000. Borrowings under the facility mature at various dates throughout the year depending on the borrowing terms, which range from one to six months as selected by the Company, subject to certain limitations. Interest on committed borrowings, which is due no later than the maturity of such borrowings, is based on LIBOR plus a margin or a base rate, as selected by the Company. The weighted average interest rate was 6.78% and 5.73% for 2001 and 2000, respectively. The agreement which, subject to certain conditions, may be renewed annually for additional 364-day periods, contains certain covenants which include, among others, minimum levels of tangible net worth, interest coverage and debt ratio.

      Additionally, the Company has entered into agreements with certain financial institutions which provide for borrowings on unsecured non-committed short-term credit facilities of up to $60.0 million at variable interest rates determined by agreement at the time of borrowing. These agreements expire within one year, and subject to certain conditions, may be renewed annually.

(2) Notes payable represents various amounts payable to banks and others. Certain agreements contain covenants which include, among others, minimum levels of tangible net worth, interest coverage and debt ratio. Approximately $31.4 million and $12.1 million of notes payable for 2001 and 2000, respectively, are collateralized by lease receivables, including certain leased assets.

(3) In October 1999, the Company established a $200.0 million committed lease receivables transfer facility under which it has the right, subject to certain conditions, to receive advances against the transfer of certain lease receivables. The facility was increased to $350.0 million in October 2000. The advances are funded either by a bank sponsored conduit facility vehicle via the issuance of commercial paper or by committed financial institutions. Borrowings under the facility are secured by the lease receivables and leased equipment and are repaid from the cash flows of the lease receivables. The facility may be renewed annually, and advances on the facility are due over the next six years with principal payments determined based upon the related underlying leases. Interest on the facility is based on the floating commercial paper

                                STEELCASE INC.

   rate or LIBOR plus a margin (an effective rate of 5.60% and 6.13% at February 23, 2001 and February 25, 2000, respectively). Lease payments on the underlying lease receivables are based upon fixed interest rates. Therefore, to hedge the exposure to changes in interest rates, the Company entered into interest rate swaps in conjunction with each borrowing that effectively provides a 6.74% and 7.09% fixed rate for borrowings on the facility at February 23, 2001 and February 25, 2000, respectively. For more information regarding interest rate swaps, see Note 14.

(4) In August 1999, the Company established an unsecured committed multi-currency revolving credit facility with various financial institutions under which it may borrow up to euro ("EUR") 200.0 million or its equivalent in optional currencies. The agreement is comprised of two tranches; Tranche A is a EUR 75.0 million, 364-day revolving facility and Tranche B is a EUR 125.0 million five-year term facility. Tranche A facility borrowings, which amounted to $67.9 million and $75.5 million (EUR 72.0 million and EUR 75.0 million) at February 23, 2001 and February 25, 2000, respectively, mature at various dates throughout the year depending upon the borrowing terms. In August 2000, Tranche A was renewed for an additional 364-day term. Tranche B facility borrowings, which amounted to $99.0 million and $76.5 million (EUR 105.0 million and EUR 76.0 million) at February 23, 2001 and February 25, 2000, respectively, effectively mature at the end of the facility term. Interest on each borrowing, which is due no later than the maturity of such borrowing, is based on EURIBOR, plus a margin for the applicable borrowing term (an effective rate of 5.12% and 3.59% at February 23, 2001 and February 25, 2000, respectively, for Tranche A borrowings; and 5.02% and 3.63% at February 23, 2001 and February 25, 2000,
      respectively, for Tranche B borrowings.) The agreement contains certain covenants, which include, among others, minimum levels of tangible net worth, interest coverage and debt ratio.

  To reduce its exposure to adverse changes in interest rates on long-term borrowings, the Company has entered into interest rate swap and cap agreements in the amount of Tranche B borrowings which effectively produce a 3.06% fixed interest rate as long as the 12-month EURIBOR rate remains between 3.06% and 5.00%. When the 12-month EURIBOR is less than 3.06% or greater than 5.00%, the Company pays a floating rate based on the 12-month EURIBOR. The Company's effective interest rate on Tranche B borrowings including the effect of swaps and caps approximated 3.06% at February 23, 2001.

  Additionally, the Company has entered into agreements with certain foreign financial institutions which provide for borrowings on unsecured non-committed short-term credit facilities approximating $47.2 million, with interest rates determined by agreement at the time of borrowing. Borrowings on these agreements amounted to $26.2 million and $13.8 million at February 23, 2001 and February 25, 2000, respectively.

(5) Notes payable represents foreign borrowings payable to banks and others, including capitalized lease obligations, collateralized by the underlying leased assets. Certain agreements contain covenants, which include, among others, minimum levels of tangible net worth, interest coverage and debt ratio.

  Subsequent to the 2001 year end, the Company established two unsecured committed multi-currency revolving credit facilities with various financial institutions under which it may borrow up to $200.0 million under each facility for a total of $400.0 million. One facility has a 364-day term and the other facility has a three-year term. These facilities replaced both the $200.0 million 364-day unsecured committed revolving credit facility entered into in April 1999 and the EUR 200.0 million unsecured committed multi-currency revolving credit facility entered into in August 1999. Borrowings under these facilities mature at various dates throughout the year depending upon the borrowing terms, which range from one to six months as selected by the Company, subject to certain limitations. Interest on committed borrowings, which is due no later than the maturity of such borrowings, is based on LIBOR plus a margin or a base rate, as selected by the Company. The agreements which, subject to certain conditions, may be renewed, contain certain covenants which include, among others, minimum levels of tangible net worth, interest coverage and debt ratio.

                                STEELCASE INC.

   Annual maturities on short-term borrowings and long-term debt are as follows (in millions):

   Year Ending                                                            Amount
   -----------                                                            ------
   2002.................................................................. $209.7
   2003..................................................................   89.6
   2004..................................................................   62.8
   2005..................................................................  141.2
   2006..................................................................   21.5
   Thereafter............................................................   12.4
                                                                          ------
                                                                          $537.2
                                                                          ======

   Total cash paid for interest on short-term borrowings and long-term debt amounted to $32.5 million, $10.6 million and zero for 2001, 2000 and 1999, respectively.

10. EMPLOYEE BENEFIT PLAN OBLIGATIONS

   Employee benefit plan obligations consist of (in millions):

                                                     February 23, February 25,
                                                         2001         2000
                                                     ------------ ------------
   Profit-sharing plans.............................    $ 57.3       $ 67.8
   Management incentive and deferred compensation
    plans...........................................      54.3         58.4
   Pension and postretirement plans:
     Pension benefits...............................      32.1         31.6
     Postretirement benefits........................     188.8        175.9
                                                        ------       ------
                                                         332.5        333.7
   Current portion..................................      84.8         90.0
                                                        ------       ------
   Long-term portion................................    $247.7       $243.7
                                                        ======       ======

 Profit-Sharing Plans

   Substantially all North American employees are covered under the Steelcase Inc. Employees' Profit-Sharing Retirement Plan and the Steelcase Inc. Employees' Money Purchase Plan or under similar subsidiary plans. Annual Company contributions under the Steelcase Inc. Employees' Profit-Sharing Retirement Plan and similar subsidiary plans are discretionary and declared by the Compensation Committee at the end of each fiscal year. Under the Steelcase Inc. Employees' Money Purchase Plan, annual Company contributions are required in the amount of 5% of eligible annual compensation. Total expense under these plans approximated $51.8 million, $65.9 million and $70.1 million for 2001, 2000 and 1999, respectively.

 Management Incentive and Deferred Compensation Plans

   The Management Incentive Plan is an annual and long-term incentive compensation program that provides eligible key employees with cash payments and Company stock options based on the achievement by the Company of specified financial performance goals measured by Economic Value Added ("EVA"), as defined in the plan. Annual bonuses are payable after the end of the fiscal year and therefore, are included in accrued compensation in the accompanying consolidated balance sheets. 75% of the long-term bonus amounts are paid out over a subsequent three-year period and 25% are paid in Company stock options, which vest over 3 years.

   The Company also has future retirement obligations to certain employees in return for agreeing not to receive part of their compensation for a period of three to five years. Compensation withheld has primarily been invested in corporate-owned life insurance, which is expected to be sufficient to cover such future obligations.

   Management incentive and deferred compensation expense approximated $23.9 million, $23.9 million and $28.9 million for 2001, 2000 and 1999, respectively.

                                STEELCASE INC.

 Pension and Postretirement Benefits

   The Company's pension plans include a non-qualified supplemental retirement plan that is limited to a select group of management or highly compensated employees. The obligations under this plan and other defined benefit plans at its subsidiaries are included in the pension disclosure.

   The Company and certain of its subsidiaries have postretirement benefit plans that provide medical and life insurance benefits to retirees and eligible dependents. The Company accrues the cost of postretirement insurance benefits during the service lives of employees based on actuarial calculations for each plan.

   The following sets forth the changes in the plans' benefit obligations, fair value of assets and funded status (in millions):

                                  Pension Plans         Postretirement Plans
                            ------------------------- -------------------------
                            February 23, February 25, February 23, February 25,
                                2001         2000         2001         2000
                            ------------ ------------ ------------ ------------
Change in benefit
 obligations:
Benefit obligations,
 beginning of year........     $ 71.8       $ 38.0      $ 205.3      $ 192.2
Service cost..............        2.8          3.6          4.9          5.7
Interest cost.............        4.7          4.6         16.0         13.2
Amendments................       (0.7)        (1.3)        (2.7)        (6.0)
Net actuarial (gain) loss
 for prior year...........        0.8         (2.7)        25.6          7.9
Plan participant's
 contributions............        0.2          0.2          2.3          2.5
Acquisitions (see Note
 18)......................        --          33.5          --           --
Currency changes..........       (2.8)         0.4          --           --
Benefits paid.............       (4.3)        (4.5)       (11.0)       (10.2)
                               ------       ------      -------      -------
Benefit obligations, end
 of year..................       72.5         71.8        240.4        205.3
                               ------       ------      -------      -------
Change in plan assets:
Fair value of plan assets,
 beginning of year........       37.8         14.8          --           --
Actual return on plan
 assets...................        0.4          1.2          --           --
Employer contributions....        6.0          2.5          8.7          7.6
Plan participant's
 contributions............        0.2          1.0          2.3          2.4
Acquisitions (see Note
 18)......................        --          21.1          --           --
Currency changes..........       (2.0)         1.3          --           --
Benefits paid.............       (3.9)        (4.1)       (11.0)       (10.0)
                               ------       ------      -------      -------
Fair value of plan assets,
 end of year..............       38.5         37.8          --           --
                               ------       ------      -------      -------
Funded status.............      (34.0)       (34.0)      (240.4)      (205.3)
Unrecognized prior service
 cost.....................        2.9          2.6         (2.6)         --
Unrecognized transition
 obligation...............       (1.4)         0.2          1.2          1.6
Unrecognized net actuarial
 loss.....................        2.0          0.7         53.0         27.8
                               ------       ------      -------      -------
Net amount recognized.....     $(30.5)      $(30.5)     $(188.8)     $(175.9)
                               ======       ======      =======      =======
Amounts recognized in the
 Consolidated balance
 sheets:
Accrued benefit plan
 obligations..............     $(32.1)      $(31.6)     $(188.8)     $(175.9)
Prepaid pension costs.....        1.2          0.9          --           --
Intangible assets.........        0.6          0.2          --           --
Accumulated other
 comprehensive income.....       (0.2)         --           --           --
                               ------       ------      -------      -------
Net amount recognized.....     $(30.5)      $(30.5)     $(188.8)     $(175.9)
                               ======       ======      =======      =======

                                STEELCASE INC.

   The following sets forth the plans' weighted-average assumptions and components of expense (in millions):

                                                           Year Ended
                          -----------------------------------------------------------------------------
                                      Pension Plans                       Postretirement Plans
                          -------------------------------------- --------------------------------------
                          February 23, February 25, February 26, February 23, February 25, February 26,
                              2001         2000         1999         2001         2000         1999
                          ------------ ------------ ------------ ------------ ------------ ------------
Components of expense:
Service cost............     $ 2.2        $ 3.6        $ 2.0        $  4.9       $  5.7       $  5.5
Interest cost...........       4.2          4.6          2.5          16.0         13.2         12.5
Amortization of prior
 year service cost......       0.1          --           --            --           0.6          0.8
Expected return on plan
 assets.................      (2.7)        (2.5)        (0.9)          --           --           --
Amortization of
 transition obligation..       --           0.3          0.3           0.2          0.5          --
Recognized net actuarial
 (gain) loss............      (0.8)         0.1         (0.2)          0.6          0.2          0.2
                             -----        -----        -----        ------       ------       ------
Net expense.............     $ 3.0        $ 6.1        $ 3.7        $ 21.7       $ 20.2       $ 19.0
                             =====        =====        =====        ======       ======       ======
Weighted-average
 assumptions:
Discount rate...........      6.50%        7.00%        7.00%         7.50%        8.00%        7.00%
Expected return on plan
 assets.................      7.00%        5.00%        7.50%          --           --           --
Rate of salary
 progression............      4.50%        5.25%        4.50%         4.50%        4.50%        4.50%

   The assumed health care cost trend was 7.5% for 2001 gradually declining to 5.0% in 2006 and thereafter. A one percentage point change in assumed health care cost trend rates would have the following effects (in millions):

                                                 One percentage One percentage
                                                 point increase point decrease
                                                 -------------- --------------
   Effect on total of service and interest cost
    components.................................      $ 1.9          $ (1.8)
   Effect on postretirement benefit
    obligation.................................      $22.6          $(20.5)

                                STEELCASE INC.

11. STOCK INCENTIVE PLANS

   The Stock Incentive Plans for employees and affiliates of the Company include the Steelcase Inc. Employee Stock Purchase Plan (the "Purchase Plan") and the Steelcase Inc. Incentive Compensation Plan (the "Incentive Compensation Plan").

 Employee Stock Purchase Plan

   The Company reserved a maximum of 1,500,000 shares of Class A Common Stock for use under the Purchase Plan, which is intended to qualify under Section 423 of the Internal Revenue Code of 1986, as amended (the "Code"). Pursuant to the Purchase Plan, each eligible employee, as of the start of any purchase period, will be granted an option to purchase a designated number of shares of Class A Common Stock. The purchase price of shares of Class A Common Stock to participating employees is designated by the Compensation Committee but in no event shall be less than 85% of the lower of the fair market values of such shares on the first and last trading days of the relevant purchase period. However, no employee may purchase shares under the Purchase Plan in any calendar year with an aggregate fair market value (as determined on the first day of the relevant purchase period) in excess of $25,000. As of February 23, 2001, 454,721 shares remain available for purchase under the Purchase Plan. The Board may at any time amend or terminate the Purchase Plan.

 Incentive Compensation Plan

   In 1998, the Company reserved for issuance under the Incentive Compensation Plan 6,135,187 shares of Class A Common Stock. In June 2000, the shareholders approved an amendment to the Plan which allowed for an additional 8,000,000 shares of Class A Common Stock to be issued. The Compensation Committee or its designee has full authority, subject to the provisions of the Incentive Compensation Plan, to determine, among other things, the persons to whom awards under the Incentive Compensation Plan ("Awards") will be made, the exercise price, vesting, size and type of such Awards, and the specific performance goals, restrictions on transfer and circumstances for forfeiture applicable to Awards. Awards under the Plan vest over a period of three to five years.

   Awards may be made to employees and non-employee directors of the Company or others as designated by the Compensation Committee. A variety of Awards may be granted under the Incentive Compensation Plan including stock options, stock appreciation rights ("SARs"), restricted stock, performance shares, performance units, cash-based awards, phantom shares and other share-based awards as the Compensation Committee may determine. Stock options granted under the Incentive Compensation Plan may be either incentive stock options intended to qualify under Section 422 of the Code or non-qualified stock options not so intended. The Board may amend or terminate the Incentive Compensation Plan.

   In the event of a "change of control," as defined in the Incentive Compensation Plan, (i) all outstanding options and SARs granted under the Incentive Compensation Plan will become immediately exercisable and remain exercisable throughout their entire term, (ii) any performance-based conditions imposed with respect to outstanding Awards shall be deemed to be fully earned and a pro rata portion of each such outstanding Award granted for all outstanding performance periods shall become payable in shares of Class A Common Stock, in the case of Awards denominated in shares of Class A Common Stock, and in cash, in the case of Awards denominated in cash, with the remainder of such Award being canceled for no value and (iii) all restrictions imposed on restricted stock that are not performance-based shall lapse.

                                STEELCASE INC.

   Information relating to the Company's stock options, which pursuant to APB Opinion No. 25 did not result in any material compensation expense recognized by the Company, is as follows:

                                              Number of  Weighted Average Option
                                               Shares        Price Per Share
                                              ---------  -----------------------
   Unexercised options outstanding:
   February 27, 1998......................... 2,661,000          $28.00
     Options granted.........................     9,350          $36.50
     Options exercised.......................       --              --
     Options forfeited.......................       --              --
                                              ---------
   Unexercised options outstanding:
   February 26, 1999......................... 2,670,350          $28.03
     Options granted......................... 1,609,500          $14.35
     Options exercised.......................       --              --
     Options forfeited.......................  (202,250)         $24.68
                                              ---------
   Unexercised options outstanding:
   February 25, 2000......................... 4,077,600          $22.80
     Options granted......................... 2,106,026          $10.61
     Options exercised.......................    (4,899)         $13.94
     Options forfeited.......................  (210,410)         $18.37
                                              ---------
   Unexercised options outstanding:
   February 23, 2001......................... 5,968,317          $18.66
                                              =========
   Exercisable options:
   February 26, 1999.........................   289,100          $28.00
   February 25, 2000.........................   579,135          $28.01
   February 23, 2001......................... 1,529,009          $23.59

   The following table summarizes information regarding stock options as of February 23, 2001:

                                  Outstanding Options                   Exercisable Options
                    ------------------------------------------------ --------------------------
                                Weighted-Average
     Range of                 Remaining Contractual Weighted-Average           Weighted-Average
  Exercise Prices    Shares       Term (Years)       Exercise Price   Shares    Exercise Price
  ---------------   --------- --------------------- ---------------- --------- ----------------
  $10.50
    to
  $20.00            3,520,467          8.7               $12.14        491,739      $14.27
  $20.01
    to
  $36.50            2,447,850          7.0               $28.03      1,037,270      $28.02
                    ---------                                        ---------
  $10.00
    to
  $36.50            5,968,317          8.0               $18.66      1,529,009      $23.59
                    =========                                        =========

   The price per share of options outstanding ranged from $10.50 to $36.50 at February 23, 2001, $13.94 to $36.50 at February 25, 2000 and $28.00 to $36.50
at February 26, 1999. As of February 23, 2001, there were 8,161,971 options available for future issuances.

                                STEELCASE INC.

 SFAS No. 123 Pro Forma Data

   As discussed in Note 2, the Company accounts for its Stock Incentive Plans in accordance with APB Opinion No. 25. Accordingly, no compensation expense has been recognized for the employee stock option grants. If the Company had recognized compensation expense based upon the fair value of the employee stock option grants at the date of grant and their respective vesting periods, as prescribed by SFAS No. 123, the Company's net income and earnings per share would have been as follows (in millions, except per share amounts):

                                                      Year Ended
                                        --------------------------------------
                                        February 23, February 25, February 26,
                                            2001         2000         1999
                                        ------------ ------------ ------------
   Pro forma net income................    $187.6       $181.5       $219.6
   Pro forma earnings per share (basic
    and diluted).......................    $ 1.26       $ 1.19       $ 1.43

   The fair value of each option grant was estimated using the Black-Scholes option pricing model. Following are the weighted average assumptions for the option grants:

                                                        Year Ended
                                          --------------------------------------
                                          February 23, February 25, February 26,
                                              2001         2000         1999
                                          ------------ ------------ ------------
   Risk-free interest rate...............      6.4%         5.2%          5.6%
   Dividend yield........................      3.0%         3.1%          1.4%
   Volatility............................     44.4%        31.6%         32.4%
   Average expected term (years).........      4.0          4.0           6.8
   Fair value of options granted.........    $3.66        $3.59        $14.16

12. OTHER INCOME, NET

   Other income, net consists of (in millions):

                                                      Year Ended
                                        --------------------------------------
                                        February 23, February 25, February 26,
                                            2001         2000         1999
                                        ------------ ------------ ------------
   Interest income.....................    $  8.3       $ 6.4        $13.8
   Interest income from tax
    litigation.........................       --          --           5.8
   Gain (loss) on dealer transitions...     (24.7)        8.3         (2.2)
   Gain on disposal of property and
    equipment..........................      26.9        10.0          --
   Gain on sale of investments.........       2.8         7.0          --
   Miscellaneous-net...................       2.0         1.1         (5.9)
                                           ------       -----        -----
                                           $ 15.3       $32.8        $11.5
                                           ======       =====        =====

                                STEELCASE INC.

13. INCOME TAXES

   The provision for income taxes on income before equity in net income of joint ventures and dealer transitions consists of (in millions):

                                                        Year Ended
                                          --------------------------------------
                                          February 23, February 25, February 26,
                                              2001         2000         1999
                                          ------------ ------------ ------------
   Current income taxes:
     Federal.............................    $ 93.1       $ 98.9       $115.7
     State and local.....................       6.3          4.5          9.0
     Foreign.............................      30.7         19.2          2.9
                                             ------       ------       ------
                                              130.1        122.6        127.6
                                             ------       ------       ------
   Deferred income taxes:
     Federal.............................       --          (4.6)        (3.1)
     State and local.....................       0.6         (0.1)        (0.3)
     Foreign.............................     (19.8)        (2.4)         0.7
                                             ------       ------       ------
                                              (19.2)        (7.1)        (2.7)
                                             ------       ------       ------
                                             $110.9       $115.5       $124.9
                                             ======       ======       ======

   The Company has not provided for U.S. income taxes on undistributed earnings of foreign subsidiaries totaling $133.2 million at February 23, 2001, as foreign subsidiary undistributed earnings are considered permanently invested in those businesses. These amounts would be subject to possible U.S. taxation only if remitted as dividends. Foreign withholding taxes could be payable upon remittance of these earnings. Subject to certain limitations, the withholding taxes would then be available for use as credit against the U.S. tax liability. However, the determination of the hypothetical amount of unrecognized deferred U.S. taxes on undistributed earnings of foreign entities is not practicable.

   Temporary differences between the financial statement carrying amounts and tax bases of assets and liabilities that give rise to significant portions of deferred income taxes relate to the following (in millions):

                                                       February 23, February 25,
                                                           2001         2000
                                                       ------------ ------------
   Deferred income tax assets:
     Employee benefit plan obligations................    $112.4       $112.2
     Reserves and allowances..........................      56.4         50.9
     Foreign losses...................................       8.5          3.6
     Other............................................       --           7.1
                                                          ------       ------
   Total deferred income tax assets...................     177.3        173.8
   Deferred income tax liabilities:
     Property and equipment...........................     (42.9)       (45.4)
     Intangible assets................................     (12.3)       (24.0)
     Net leased assets................................     (10.8)       (12.1)
                                                          ------       ------
   Net deferred income tax assets.....................     111.3         92.3
   Current portion....................................      85.7         78.1
                                                          ------       ------
   Non-current portion................................    $ 25.6       $ 14.2
                                                          ======       ======

   The Company has recorded a deferred tax asset as of February 23, 2001 of $8.5 million reflecting the benefit of foreign operating loss carry-forwards that expire at various dates through 2007. Realization is dependent on

                                STEELCASE INC.

future taxable income of the related foreign operations and tax planning strategies available to the Company. Although realization is not assured, management believes it is more likely than not that the deferred tax assets will be realized.

   The effective income tax rate on income before equity in net income of joint ventures and dealer transitions varied from the statutory federal income tax rate as set forth in the following table:

                                                      Year Ended
                                        --------------------------------------
                                        February 23, February 25, February 26,
                                            2001         2000         1999
                                        ------------ ------------ ------------
   Statutory federal income tax rate...     35.0%        35.0%        35.0%
   State and local income taxes........      1.8          1.6          2.5
   Goodwill and intangible asset
    amortization and write-offs........      1.6          1.0          0.3
   Research and development credit.....     (0.3)        (0.3)        (0.4)
   Foreign taxes.......................     (3.2)         2.0         (0.1)
   Other...............................      1.6         (0.3)        (0.3)
                                            ----         ----         ----
   Effective income tax rate...........     36.5%        39.0%        37.0%
                                            ====         ====         ====

   The Company made income tax payments of $125.8 million, $123.2 million and $59.3 million during 2001, 2000 and 1999, respectively.

14. FINANCIAL INSTRUMENTS, CONCENTRATIONS OF CREDIT RISK AND OFF-BALANCE-SHEET RISK

   Financial instruments, which potentially subject the Company to concentrations of investment and credit risk, primarily consist of cash equivalents, investments, accounts receivable and notes receivable and leased assets, corporate-owned life insurance policies, accounts payable and short-term borrowings and long-term debt. The Company places its cash with high-quality financial institutions and invests in high-quality securities and commercial paper. The Company limits its exposure, by policy, to any one financial institution or debtor.

   The Company's customers consist primarily of independent dealers in the office environment industry. They are dispersed globally, but primarily across all North American and several European geographic areas. All probable uncollectable accounts and notes receivable and leased assets have been appropriately considered in establishing the allowances for losses. In general, the Company obtains security interests in the assets of the customer. These security interests are generally secondary to the interest of the customer's primary lenders.

   Guarantees of debt obligations are conditional commitments issued by the Company to guarantee the performance of certain unconsolidated dealers and joint ventures to a third party. These guarantees are primarily issued to support private borrowing arrangements. The Company has guaranteed approximately $45.9 million and $49.7 million of debt obligations of unconsolidated dealers and joint ventures as of February 23, 2001 and February 25, 2000, respectively. Although this amount represents the maximum exposure to loss, management believes the actual risk of loss to be insignificant.

   The Company uses derivative financial instruments, principally forward contracts and swaps and interest rate swaps and caps, primarily to reduce its exposure to adverse fluctuations in foreign currency exchange rates and interest rates. The Company does not use derivative financial instruments for speculative or trading purposes.

   Interest rate swap contracts and caps are used to adjust the proportion of total debt that is subject to variable interest rates. The contract is considered a hedge against possible changes in the amount of future cash flows associated with interest payments of existing variable-rate obligations. Under an interest rate swap contract, the Company agrees to receive an amount equal to a specific variable interest rate times the same principal amount. In return the Company will pay an amount equal to a specified fixed interest rate times the same principal amount. The principal amounts are not exchanged. No other cash payments are made unless the

                                STEELCASE INC.

contract is terminated prior to maturity, in which case the amount paid or received in settlement is established by agreement at the time of termination. See Note 9 for more information regarding interest rate swaps and caps. The net effect on the Company's operating results is that interest expense on the variable-rate debt being hedged is recorded based on fixed interest rates.

   Foreign exchange contracts are primarily used by the Company to hedge the risk that unremitted or future revenue owed to the Company for the sale or anticipated sale, and the risk that future payments by the Company for the purchase or anticipated purchase of products abroad, may be adversely affected by changes in foreign currency exchange rates. As part of its overall strategy to manage the level of exposure to the risk of foreign exchange rate fluctuations, the company hedges a portion of its foreign currency exposures anticipated over the ensuing twelve-month period. The Company hedges net estimated foreign currency exposures that principally relate to cash flows to be remitted to or paid by International operations (Euro) over the ensuing twelve-month period. To hedge this exposure, the Company used foreign exchange contracts that have maturities ranging from one to twelve months, which are renewed or adjusted within the year to provide continuing coverage throughout the year. Gains and losses on foreign exchange contracts are generally included as a component of interest and other, net, in the Company's consolidated statement of operations. The fair market value of forward contracts and swaps and interest rate swaps and caps was not material at February 23, 2001 or February 25, 2000.

15. COMMITMENTS AND CONTINGENCIES

   The Company leases certain sales offices, showrooms and equipment under non-cancelable operating leases that expire at various dates through 2018. In December 2000, the Company entered into a sale-leaseback arrangement in regards to their New York showroom facility. Under the arrangement, the Company sold the facility and entered into a lease arrangement for an initial period of 17 years. The leaseback has been accounted for as an operating lease. The gain of $32.3 million realized in this transaction has been deferred and will be amortized against rent expense over the term of the initial lease. Minimum annual rental commitments under non-cancelable operating leases that have initial or remaining lease terms in excess of one year as of February 23, 2001, are as follows (in millions):

     Year Ending                                                          Amount
     -----------                                                          ------
     2002................................................................ $ 36.6
     2003................................................................   33.2
     2004................................................................   30.1
     2005................................................................   26.5
     2006................................................................   20.7
     Thereafter..........................................................  113.5
                                                                          ------
                                                                          $260.6
                                                                          ======

   Rent expense under all operating leases approximated $46.1 million, $39.8 million and $42.5 million for 2001, 2000 and 1999, respectively.

   The Company is involved in litigation from time to time in the ordinary course of its business. Based on known information, management believes that the Company is not currently party to any material litigation.

16. OPERATING SEGMENTS

   The Company's principal business is the manufacture of an extensive range of steel and wood office furniture products. Primary product lines include office furniture systems, seating, storage solutions, desk and casegoods, and interior architectural products. The Company operates on a worldwide basis within three reportable segments: two geographic furniture segments and a Financial Services segment. In prior years, the Company reported the third segment as Services and other businesses, which included financial services, as

                                STEELCASE INC.

well as, the Company's IDEO and Attwood subsidiaries. In 2001, the Financial Services segment has grown to comprise a significant portion of the Company's balance sheet and, as such is now reported as a separate segment. The North America furniture segment continues to include the U.S., Canada and the Steelcase Design Partnership but now also includes IDEO and Attwood. The International furniture segment continues to include the rest of the world, with the major portion of the operations in Europe. Accordingly, prior year segment information presented below has been restated to reflect the new reporting structure.

   The Company evaluates performance and allocates resources based on operating income. The accounting policies of the reportable segments are the same as those described in the summary of significant accounting policies included in Note 2.

   The following sets forth reportable segment data reconciled to the consolidated financial statements for the three years ended February 23, 2001, February 25, 2000 and February 26, 1999 (in millions):

                              Office Furniture
                         --------------------------- Financial
    2001                 North America International Services  Eliminations Consolidated
    ----                 ------------- ------------- --------- ------------ ------------
Revenues................   $3,098.2       $709.4      $ 78.2     $   --       $3,885.8
Operating income........      246.6         38.5         8.0        13.3         306.4
Total assets............    1,832.1        695.7       629.2         --        3,157.0
Capital expenditures....      226.7         33.8         --          --          260.5
Depreciation &
 amortization...........      125.6         36.5         0.4         --          162.5
    2000
    ----
Revenues................   $2,718.7       $721.5      $ 52.4     $(148.3)     $3,344.3
Operating income........      234.5         31.4         2.6         6.0         274.5
Total assets............    1,916.5        679.2       441.9         --        3,037.6
Capital expenditures....      178.3         14.5         --         (4.0)        188.8
Depreciation &
 amortization...........      111.6         35.1         0.1        (5.0)        141.8
    1999
    ----
Revenues................   $2,611.7       $622.2      $ 34.5     $(506.9)     $2,761.5
Operating income........      303.0         39.1         2.5       (18.7)        325.9
Total assets............    1,822.6        694.4       325.2      (659.7)      2,182.5
Capital expenditures....      167.8         31.1         --        (28.5)        170.4
Depreciation &
 amortization...........      105.6         23.8         0.1       (22.5)        107.0

   For the first quarter of 2000 and for full year 1999, International office furniture reflects the accounts of Steelcase Strafor, the Company's 50% owned joint venture in Europe, as if the joint venture had been consolidated. As described in Note 18, the remaining 50% equity interest of Steelcase Strafor was purchased effective March 31, 1999. Accordingly, Steelcase Strafor's results of operations have been consolidated with the Company's results of operations from the acquisition date. Eliminations include the removal of Steelcase Strafor unconsolidated financial results in order to reconcile with the Company's consolidated totals. In addition, eliminations also include intercompany interest expense between the Financial Services segment and the North America segment, which amount to $13.3 million, $16.4 million and $14.6 million in 2001, 2000 and 1999, respectively.

                                STEELCASE INC.

   Reportable geographic information is as follows (in millions):

                                                        Year Ended
                                          --------------------------------------
                                          February 23, February 25, February 26,
                                              2001         2000         1999
                                          ------------ ------------ ------------
   Revenues:
     United States.......................   $3,046.4     $2,669.7     $2,535.5
     Foreign locations(1)................      839.4        674.6        226.0
                                            --------     --------     --------
       Total.............................   $3,885.8     $3,344.3     $2,761.5
                                            ========     ========     ========
   Long-lived Assets:
     United States.......................   $1,041.1     $1,070.7     $  953.2
     Foreign locations(1)................      467.1        464.8         31.9
                                            --------     --------     --------
       Total.............................   $1,508.2     $1,535.5     $  985.1
                                            ========     ========     ========

--------
(1) Information for Steelcase Strafor prior to the Company's March 31, 1999 acquisition of the remaining 50% equity interest in Steelcase Strafor has been excluded (see Note 18).

   Revenues are attributable to countries based on the location of the customer.

17. FINANCIAL SERVICES SEGMENT

   The Financial Services segment has grown to become a significant portion of the Company's balance sheet and, as such is now reported as a separate segment. Financial Services provides financing services to Steelcase dealers and their customers to facilitate the purchase of Steelcase products in the United States, Canada and Europe. Financial Services provides both dealer financing and lease financing.

   The dealer financing portion of the segment provides a variety of financial services to Steelcase dealers to support their business goals and foster stability in the Steelcase distribution network. Dealer financing includes three distinct programs: project financing, asset-based lending and term notes. Through these programs, Financial Services helps dealers finance capital equipment, Steelcase purchases and establish working lines of credit. Lease financing provides leasing and financing alternatives for the acquisition of Steelcase products.

                                STEELCASE INC.

   The following table sets forth condensed financial information of the Financial Services segment as of February 23, 2001 and February 25, 2000 (in millions):

                                                              Year Ended
                                                       -------------------------
                                                       February 23, February 25,
                                                           2001         2000
                                                       ------------ ------------
   Assets(1):
   Project financing..................................    $ 34.0       $ 14.8
   Asset-based lending................................      95.7         75.4
   Term financing.....................................      16.3         11.9
   Leased assets......................................     449.8        349.1
   Allowance for losses...............................     (10.6)        (8.2)
                                                          ------       ------
   Notes receivable and leased assets, net............     585.2        443.0
   Other assets.......................................       1.8          2.6
                                                          ------       ------
   Total assets.......................................    $587.0       $445.6
                                                          ======       ======
   Liabilities and Shareholders' Equity:
   Bank debt(2).......................................    $259.6       $184.9
   Intercompany debt..................................     233.1        187.9
   Other liabilities..................................      12.3         11.0
   Shareholders' equity...............................      82.0         61.8
                                                          ------       ------
   Total liabilities and shareholders' equity.........    $587.0       $445.6
                                                          ======       ======

--------
(1) See Note 6, Notes receivable and leased assets. Note 6 disclosures are for the Company in total which also include but are not limited to financing ownership changes and the restructuring of debt. The amounts presented in the above schedule relate to the Financial Services segment only.
(2) See Note 9, Short-term borrowings and long-term debt. Note 9 disclosures are for the Company in total. The amounts presented in the above schedule relate to the Financial Services segment only.

   Financial Services revenues and operating income for the past three years are shown in Note 16, Operating Segments. The following table sets forth an expanded summary of operations (in millions):

                                                      Year Ended
                                        --------------------------------------
                                        February 23, February 25, February 26,
                                            2001         2000         1999
                                        ------------ ------------ ------------
   Financing revenue...................    $78.2        $52.4        $34.5
   Financing expenses(3)...............     61.5         41.9         24.9
                                           -----        -----        -----
   Net financing margin................     16.7         10.5          9.6
   General and administrative
    expenses...........................      8.7          7.9          7.1
                                           -----        -----        -----
   Income before provision for income
    taxes..............................      8.0          2.6          2.5
   Provision for income taxes..........      2.9          1.1          1.0
                                           -----        -----        -----
   Net income..........................    $ 5.1        $ 1.5        $ 1.5
                                           =====        =====        =====

--------
(3) Financing expenses include interest expense, depreciation expense and provision for credit losses, and are reflected in operating expenses in the consolidated statements of income.

                                STEELCASE INC.

18. ACQUISITIONS

   On April 22, 1999, Steelcase Inc., through its wholly-owned French subsidiary, Steelcase SAS, acquired the 50% equity interest in Steelcase Strafor held by its joint venture partner, Strafor Facom S.A. The purchase was effective as of March 31, 1999. As a part of this transaction, the Company also acquired Strafor Facom S.A.'s 5% equity interest in Werndl, 3% equity interest in Pohlschroder GmbH and 50% equity interest in Details S.A. The purchase price paid to Strafor Facom S.A. for these equity interests approximated $230 million, including transaction costs of approximately $5 million, and was funded by approximately $78 million of existing cash balances, $111 million of short-term borrowings and $41 million of long-term debt.

   As a result of this acquisition, which was accounted for under the purchase method of accounting, Steelcase Strafor is now wholly-owned by the Company. Accordingly, the February 25, 2000 consolidated balance sheet includes the accounts and balances of Steelcase Strafor, including a $25.7 million contingent liability recorded in accrued other expenses and subsequently paid as of the second quarter 2001, for additional purchase price resulting from Steelcase Strafor's acquisition of Werndl in calendar year 1998. Additionally, the results of operations of Steelcase Strafor, which is accounted for on a two month lag, from April 1, 1999 through December 31, 1999 have been consolidated with the Company's results of operations.

   The Company recorded intangible assets as follows resulting from the consolidation of Steelcase Strafor (in millions):

                                               Amortization            Annual
                                                  Period     Amount Amortization
                                               ------------- ------ ------------
   Goodwill...................................      40 years $275.4    $ 6.9
   Trademarks................................. 2 to 10 years   25.5      3.8
   Non-compete agreement......................     3.5 years   10.8      3.1

   The following unaudited pro forma data summarizes the combined results of operations of the Company and Steelcase Strafor as if the acquisition had occurred at the beginning of the twelve month period ended February 26, 1999, and includes the effect of purchase accounting adjustments. In addition, the Steelcase Strafor results of operations include the pro forma effects of the acquisition of Werndl, a business acquired by Steelcase Strafor on December 16, 1998. No adjustment has been included in the pro forma amounts for any anticipated cost savings or other synergies (in millions, except per share amounts):

                                                       February 25, February 26,
                                                           2000         1999
                                                       ------------ ------------
   Results of Operations:
     Revenues.........................................   $3,492.6     $3,363.4
     Gross profit.....................................    1,178.7      1,195.6
     Operating income.................................      283.4        363.7
     Net income.......................................      182.2        215.6
     Earnings per share (basic and diluted)...........       1.19         1.40

   Effective August 31, 1999, the Company acquired an 89% equity interest in a significant dealer located in the Northeast United States, for $33.7 million. Because no transition plan had been adopted or was in the process of being adopted on the acquisition date, the transaction was accounted for under the purchase method of accounting. Accordingly, this dealer's results of operations subsequent to August 31, 1999 have been consolidated with the Company's results of operations. The transaction was completed for $24.0 million in cash and $9.7 million in a note payable, and resulted in the Company recording an intangible asset of $28.0 million for the excess of the purchase price over the estimated fair value of the net assets acquired, which is being amortized over 15 years.

                                STEELCASE INC.

   Effective September 4, 1999, the Company purchased the remaining 50% equity interest of Clestra Hauserman, Inc. ("Clestra") for $6.4 million. Clestra, based in Solon, Ohio, designs, manufactures, installs and services moveable and demountable steel walls for office interiors. The transaction, which was completed for $5.2 million in cash and $1.2 million in settlement of a note receivable, was accounted for under the purchase method of accounting. As a result, the Company reduced long term assets by $8.1 million for the excess of the estimated fair value of the net assets acquired over the purchase price, and the results of operations of Clestra subsequent to September 4, 1999 have been consolidated with the Company's results of operations. The Company's 50% equity interest in the net loss of Clestra through September 4, 1999 is included in equity in net income of joint ventures and dealer transitions in the accompanying condensed consolidated statements of income.

   Effective January 4, 1999, the Company acquired certain assets and liabilities of J.M. Lynne Company, a New York Corporation, which designs and distributes vinyl wall coverings for commercial environments. The acquisition of J.M. Lynne Company was completed for $36.0 million in cash and was accounted for under the purchase method of accounting. As a result of this acquisition, the Company recorded an intangible asset of $29.4 million for the excess purchase price over the estimated fair value of net assets acquired, which is being amortized over 15 years.

19. UNAUDITED QUARTERLY RESULTS

   The following sets forth summary unaudited information on a quarterly basis for the Company (in millions, except per share amounts):

                                        First  Second   Third  Fourth
       2001                            Quarter Quarter Quarter Quarter  Total
       ----                            ------- ------- ------- ------- --------
   Revenues........................... $953.7  $995.9  $993.8  $942.4  $3,885.8
   Gross profit.......................  333.9   343.5   337.9   293.4   1,308.7
   Operating income...................   97.4    92.7    79.2    37.1     306.4
   Net income.........................   62.6    53.7    51.7    25.7     193.7
   Earnings per share (basic).........   0.41    0.36    0.35    0.17      1.30
   Earnings per share (diluted).......   0.41    0.36    0.35    0.17      1.29
      2000
      ----
   Revenues........................... $697.6  $838.8  $888.3  $919.6  $3,344.3
   Gross profit.......................  259.2   288.5   301.6   281.6   1,130.9
   Operating income...................   84.4    68.9    78.4    42.8     274.5
   Net income.........................   56.7    38.2    45.3    44.0     184.2
   Earnings per share (basic).........   0.37    0.25    0.30    0.29      1.21
   Earnings per share (diluted).......   0.37    0.25    0.30    0.29      1.21

   Effective March 31, 1999, Steelcase Inc. acquired the remaining 50% equity interest in Steelcase Strafor. Accordingly, the results of operations of Steelcase Strafor, which was accounted for on a two month lag, from April 1, 1999 through December 31, 1999 have been consolidated with the Company's results of operations. See Note 18.

   During the fourth quarter of 2001, the Company recorded a non-recurring charge of $23.9 million ($15.2 million net of tax) related to facility closings, production relocation and workforce reductions. Additionally, the Company recognized a non-recurring non-operating gain of $18.3 million ($11.6 million net of tax) related to the sale of real estate. This was largely offset by a non-recurring non-operating charge of $18.8 million ($11.9 million net of tax) related to reserves for dealer transition financing. The fourth quarter results were also positively impacted by the reduction of the Company's annual effective tax rate to 36.5 percent.

                                STEELCASE INC.

   During the first quarter of 2001, the Company recognized a non-recurring non-operating gain of $8.8 million ($5.6 million net of tax) related to the sale of real estate.

   During the fourth quarter of 2000, the Company recorded a non-recurring charge of $24.5 million ($15.0 million net of tax) to cost of sales for expenses related to the field retrofit of beltways and insulation materials within installed Pathways products. Additionally, the Company sold certain non-operating assets and had investment gains resulting in non-recurring non-operating gains of $15.2 million ($9.3 million net of tax).

              REPORT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

STEELCASE INC.
GRAND RAPIDS, MICHIGAN

   We have audited the accompanying consolidated balance sheets of Steelcase Inc. and subsidiaries as of February 23, 2001 and February 25, 2000, and the related consolidated statements of income, changes in shareholders' equity and cash flows for each of the three years in the period ended February 23, 2001. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

   We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.

   In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Steelcase Inc. and subsidiaries as of February 23, 2001 and February 25, 2000, and the results of their operations and their cash flows for each of the three years in the period ended February 23, 2001, in conformity with accounting principles generally accepted in the United States of America.

BDO SEIDMAN, LLP

Grand Rapids, Michigan
March 16, 2001

              MANAGEMENT'S RESPONSIBILITY FOR FINANCIAL REPORTING

   The consolidated financial statements and other financial information contained in this annual report were prepared by management in conformity with generally accepted accounting principles. In preparing these financial statements, reasonable estimates and judgments have been made when necessary.

   Management is responsible for establishing and maintaining a system of internal control designed to provide reasonable assurance as to the integrity and reliability of the financial records. The concept of reasonable assurance recognizes that there are inherent limitations in any control system and that the cost of maintaining a control system should not exceed the expected benefits to be derived therefrom. Management believes its system of internal control effectively meets its objective of reliable financial reporting.

   The Audit Committee of the Board of Directors meets periodically with management and the independent accountants to review and discuss audit findings and other financial and accounting matters. The independent accountants have free access to the Audit Committee, with and without management present, to discuss the results of their audit work.

   The Company's independent accountants are engaged to audit the Company's consolidated financial statements, in accordance with generally accepted auditing standards for the purpose of expressing an opinion on the financial statements.

James P. Hackett                          Alwyn Rougier-Chapman
President and Chief Executive             Chief Financial Officer
 Officer

                                          James P. Keane
                                          Senior Vice President, Finance

                                STEELCASE INC.

     Market for Registrant's Common Equity and Related Stockholder Matters

     The Class A Common Stock of the Company is listed on the New York Stock Exchange under the symbol "SCS". The Class B Common Stock of the Company is neither registered under the Securities Exchange Act of 1934 nor publicly traded.

     As of May 1, 2001, the Company had outstanding 32,635,033 shares of Class A Common Stock with 13,285 shareholders of record thereof and 114,916,271 shares of Class B Common Stock with 218 shareholders of record thereof, in each case not including persons or entities holding stock in nominee or street name through brokers or banks.

     The following table shows the price range of the Class A Common Stock, as reported by the New York Stock Exchange, for the years ended February 23, 2001 and February 25, 2000.

                                                                 Class A Common
                                                                   Stock Price
                                                                      Range
                                                                 ---------------
                                                                  High     Low
                                                                 ------- -------
      Fiscal 2001
      1st Quarter............................................... $12.625 $10.500
      2nd Quarter............................................... $18.125 $12.000
      3rd Quarter............................................... $17.625 $15.500
      4th Quarter............................................... $15.625 $12.625
      Fiscal 2000
      1st Quarter............................................... $20.750 $13.625
      2nd Quarter............................................... $20.000 $14.500
      3rd Quarter............................................... $15.500 $12.250
      4th Quarter............................................... $13.750 $10.250

   The Company intends to continue to pay regular quarterly dividends. However, the declaration and payment of dividends by the Company are subject to the discretion of the Board and to compliance with applicable law. The determination of the timing and amount of future dividends, if any, will depend upon, among other things, the Company's results of operations, financial condition, cash requirements, future business prospects, general business conditions and other factors that the Board may deem relevant at the time. See "Selected Financial Data" and Note 2 thereto. The aggregate dividends paid in the years ended February 23, 2001 and February 25, 2000 are set forth below (in millions):

           Year Ending                                  Total
           -----------                                  -----
           2001........................................ $65.9
           2000........................................ $67.3

[LOGO OF STEELCASE(R)]

C/O Proxy Services
P.O. Box 9112
Farmingdale, NY 11735

                          [PHONE ICON]  VOTE BY TELEPHONE - 1-800-690-6903 Use a
                                        touch-tone telephone to send your voting instructions anytime before 11:59 p.m. Eastern Daylight Time on June 24, 2001. Have your proxy card available when you call. You will be prompted to enter your 12-digit Control Number which is located below and then follow the prerecorded instructions to record your vote.

                       [COMPUTER ICON]  VOTE BY INTERNET - www.proxyvote.com
                                        Use the Internet to transmit your voting instructions anytime before 11:59 p.m. Eastern Daylight Time on June 24, 2001. Have your proxy card available when you access the web site. You will be prompted to enter your 12-digit Control Number which is located below and then follow the voting instructions provided on the web site to record your vote.

                       [ENVELOPE ICON]  VOTE BY MAIL -
                                        Mark, sing and date your proxy card and
                                        return it in the postage-paid envelope
                                        provided or return to Steelcase Inc.,
                                        c/o ADP, 51 Mercedes Way, Edgewood, NY
                                        11717.


TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

                               STEEL 1        KEEP THIS PORTION FOR YOUR RECORDS
--------------------------------------------------------------------------------
                                             DETACH AND RETURN THIS PORTION ONLY

              THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED

--------------------------------------------------------------------------------
STEELCASE INC.

     The Steelcase Inc. Board of Directors recommends a vote FOR the following action or proposal. If you sign and return this card without marking, this proxy card will be treated as being FOR the following proposal:

     1. Election of four directors to serve for the applicable term of their class and until their successors have been duly elected and qualified:

          01) James P. Hackett
          02) David W. Joos
          03) Elizabeth Valk Long
          04) P. Craig Welch, Jr.

                                               To withhold authority to vote for
                                               any individual nominee(s), mark
          For       Withhold       For All     the "For All Except" box and
          All          All         Except      write the nominee's number on the
                                               line below.
          [ ]          [ ]          [ ]
                                               ---------------------------------


For address changes, please check the box to the right and
mark any changes to the address on this card or you can make
address changes and access other account information at          [ ]
http://gateway.equiserve.com

Please sign exactly as your name appears on this proxy form.
If shares are held jointly, all owners should sign. When signing as a trustee, guardian, executor, administrator or attorney, etc., please give your full title.

----------------------------------- -------

----------------------------------- -------
Signature (PLEASE SIGN WITHIN BOX)   Date


----------------------------------- -------

----------------------------------- -------
Signature (Joint Owners)             Date

--------------------------------------------------------------------------------

                  Thank you for being a Steelcase Shareholder
--------------------------------------------------------------------------------
                                        |
    Annual Meeting of Shareholders      |         Your Vote is Important
                                        |
           June 25, 2001                |   Please exercise your right to vote
                                        |    your shares either by telephone,
           Steelcase Inc.               |   the Internet or by completing and
         Corporate Theater              |      returning this proxy card.
         901 44th Street SE             |
     Grand Rapids, Michigan 49508       |
                                        |
    11 a.m. Eastern Daylight Time       |


                                  DETACH HERE
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
                                     PROXY

                                STEELCASE INC.

                              901 44th Street SE
                         Grand Rapids, Michigan 49508

                   PROXY SOLICITED BY THE BOARD OF DIRECTORS
                    FOR THE ANNUAL MEETING OF SHAREHOLDERS
                                 JUNE 25, 2001


The undersigned appoints Robert C. Pew II, Earl D. Holton, and James P. Hackett, individually and with full power of substitution and resubstitution, as such shareholder's proxy to vote all the outstanding shares of Class A Common Stock and/or Class B Common Stock of STEELCASE INC. held by the undersigned at the Annual Meeting of Shareholders to be held on June 25, 2001 or any adjournment thereof.

If shares of Steelcase Inc. Common Stock are issued to or held for the account of the undersigned under the Steelcase Inc. 401(k) Retirement Plan (the "Plan"), then the undersigned hereby directs Old Kent Bank, as Trustee of the Plan, to vote all shares of Steelcase Inc. Common Stock in the undersigned's name and/or account under the Plan in accordance with the instructions given herein, at the Annual Meeting and at any adjournment thereof, on all matters properly coming before the Annual Meeting, including but not limited to the elections of directors set forth on the reverse side.

This proxy when properly executed will be voted in the manner directed by the undersigned shareholder(s). If no contrary direction is made, the shares will be voted "FOR" election of all nominees named on this proxy as directors and in the discretion of the proxies upon such other matters that may properly come before the meeting or any adjournment thereof.


-----------                                                          -----------
SEE REVERSE                                                          SEE REVERSE
   SIDE          CONTINUED AND TO BE SIGNED ON THE REVERSE SIDE          SIDE
-----------                                                          -----------

--------------------------------------------------------------------------------